Exhibit 10.1

CREDIT AGREEMENT
Dated as of December 10, 2019
among
COLE CORPORATE INCOME OPERATING PARTNERSHIP II, LP,
as the Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and L/C Issuer,
JPMORGAN CHASE BANK, N.A.
and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as L/C Issuers,
WELLS FARGO BANK, NATIONAL ASSOCIATION
and U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents,

and
THE LENDERS PARTY HERETO
Arranged by:
JPMORGAN CHASE BANK, N.A.,
WELLS FARGO BANK, NATIONAL ASSOCIATION
and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

ii

(continued)

iii

(continued)

iv

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 10, 2019, among COLE CORPORATE INCOME OPERATING PARTNERSHIP II, LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
WHEREAS, the Administrative Agent, the Lenders and the L/C Issuers desire to make available to the Borrower a credit facility in the initial amount of $500,000,000, which will include a $300,000,000 delayed draw term loan facility and a $200,000,000 revolving credit facility with a $30,000,000 letter of credit subfacility, on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Additional Obligations” means all obligations arising under Lender Swap Agreements or Lender Cash Management Agreements.
“Adjusted Annual EBITDA” means, with respect to the Combined Companies for any period, an amount equal to the Consolidated Net Income for the most recently ended Measurement Period, as adjusted by (a) adding or deducting for, as appropriate, any adjustment made under GAAP during such Measurement Period for straight lining of rents, amortization related to above-market or below-market leases, gains or losses from sales of assets, extraordinary, nonrecurring or unusual items, impairment of real estate assets, income and franchise taxes, depreciation, amortization, interest expenses, other non-cash items, fees and expenses associated with the transactions contemplated by the Loan Documents and real estate acquisition costs and expenses; (b) deducting an annual amount for capital expenditures for such Measurement Period equal to (i) $0.25 per square foot for Projects in which the material leasable space thereof is office space, (ii) $0.15 per square foot for Projects in which the material leasable space thereof is retail space, and (iii) $0.10 per square foot for Projects in which the material leasable space thereof is industrial, distribution or warehouse space, in each case, multiplied by the weighted average gross leasable area for such Projects (including only the square footage, FF&E, or units in (i) — (iii) above which is owned by the Combined Companies during such Measurement Period and excluding the square footage, FF&E, or units of the buildings on the ground leased portion of any Project for which one of the Combined Companies is the lessor); (c) adding the Advisor Fee Adjustment for such Measurement Period; (d) adding one-time costs and expenses relating to the effectiveness of the Facility and the transactions relating thereto; and (e) adding proceeds of rent loss and business interruption insurance received by the Combined Companies, plus the Combined Companies Pro Rata Share of proceeds of rent loss and business interruption insurance received by its Investment Affiliates; provided, however, Adjusted Annual EBITDA attributable to Excluded Tenants shall be excluded for purposes of the definition of Adjusted Annual EBITDA and, in each case, the Combined Companies Pro Rata Share of the foregoing components for Investment Affiliates shall be included. To the extent previously adjusted, all of the above described modifiers to such Consolidated Net Income are as derived from CCIT II's books and records, which books and records are to be maintained in accordance with GAAP.
“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for the relevant Interest Period, or for any Base Rate Loan, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted Unencumbered NOI” means, with respect to Projects owned by Borrower and Subsidiary Guarantors for any period, Unencumbered NOI for the most recently ended Measurement Period less an amount for capital expenditures equal to (a) $0.25 per square foot for Projects in which the material leasable space thereof is office space, (b) $0.15 per square foot for Projects in which the material leasable space thereof is retail space and (c) $0.10 per square foot for Projects in which the material leasable space thereof is industrial, distribution or warehouse space, in each case, multiplied by the weighted average gross leaseable area for such Projects (including only the square footage or units in (a) - (c) above which is or are owned by Borrower and Subsidiary Guarantors during such Measurement Period and excluding the square footage or units of the buildings on the ground leased portion of any Project for which one of the members of Borrower and Subsidiary Guarantors is the lessor).
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Advisor Fee” means, collectively, (a) an asset management or similar fee based upon the aggregate value of the Projects plus costs and expenses incurred by Advisors in providing asset management services and (b) property management or similar fees based upon gross revenues plus costs and expenses incurred by Advisors in providing property management services.
“Advisor Fee Adjustment” means, for any period, the aggregate Advisor Fee paid to the Advisors that was deducted in determining Consolidated Net Income for such period less an amount equal to four and one half of one percent (4.5%) of aggregate Consolidated Net Income from all Projects during such period; provided that, any such Advisor Fee in an amount in excess of four and one half of one percent (4.5%) of such aggregate Consolidated Net Income for such period is subject to an Advisor Fee subordination agreement (which subordination agreement shall be in form and substance reasonably satisfactory to Administrative Agent).

“Advisors” means Cole Corporate Income Management II, LLC and its Affiliates, together with its successors, if any.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Combined Companies from time to time concerning or relating to bribery or corruption.
“Applicable L/C Issuer” means, as to a requested or an issued Letter of Credit, the L/C Issuer from whom the Letter of Credit is requested, or the L/C Issuer that issued the Letter of Credit, as applicable, all pursuant to Section 2.03 below.
“Applicable Letter of Credit” means a Letter of Credit issued by the Applicable L/C Issuer.
“Applicable Percentage” means, (a) with respect to each Revolving Lender, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 8.02 or if the aggregate Revolving Commitments have expired or been terminated pursuant to Section 2.05, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments and (b) with respect to each Term Lender, the percentage (carried out to the ninth decimal place) of the Outstanding Amount of the Term Loans represented by such Term Lender’s Term Loans at such time. The Applicable Percentage of each Lender, after giving effect to this Agreement (along with any amendments made hereto and any increases in the Revolving Facility or Term Facility pursuant to Section 2.13 hereof), is set forth opposite the name of such Lender on Schedule 2.01, as it may change from time to time in accordance with the terms hereof.
“Applicable Rate” means, for any day, with respect to any LIBOR Loan and Base Rate Loan, as the case may be, the applicable rate per annum set forth below, based upon the range into which the Net Leverage Ratio then falls in accordance with the following table:

Pricing Level	Net Leverage Ratio	LIBOR Applicable Rate and Letter of Credit Fee	Base Rate Applicable Rate
Category 1	≤ 40%	1.40%	0.40%
Category 2	> 40% and ≤ 45%	1.45%	0.45%
Category 3	> 45% and ≤ 50%	1.55%	0.55%
Category 4	> 50% and ≤ 55%	1.65%	0.65%
Category 5	> 55%	1.90%	0.90%
The Net Leverage Ratio shall be determined as of the end of each fiscal quarter based on the financial statements and related Compliance Certificate delivered pursuant to Section 6.01 and Section 6.02(a), respectively, in respect of such fiscal quarter, and each change in rates resulting from a change in the Net Leverage Ratio shall be effective from and including the first Business Day immediately following the date when the Administrative Agent receives such financial statements and related Compliance Certificate indicating such change but excluding the effective date of the next such change. Notwithstanding the foregoing, if either the financial statements or related Compliance Certificate are not delivered when due in accordance with Section 6.01 and Section 6.02(a), respectively, then the highest pricing (at Pricing Level Category 5) shall apply as of the first Business Day after the date on which such financial statements and related Compliance Certificate were required to have been delivered and shall continue to apply until the first Business Day immediately following the date such financial statements and related Compliance Certificate are delivered in accordance with Section 6.01 and Section 6.02(a), respectively, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Net Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date financial statements and a Compliance Certificate are required to be delivered pursuant to Section 6.01 and Section 6.02(a), respectively, for the fiscal quarter ending December 31, 2019, shall be at Pricing Level Category 1. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and U.S. Bank National Association, in their capacity as joint lead arrangers.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means, collectively, the audited consolidated balance sheets of each of the Combined Companies for the year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of each of the Combined Companies.
“Availability Period” means (a) with respect to the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date then applicable to the Revolving Facility, (ii) the date of termination of the Revolving Facility pursuant to Section 2.05, and (iii) the date of termination of the Revolving Commitments of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02, and (b) with respect to the Term Facility, the period from and including the Closing Date to and including the Delayed Draw Termination Date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof (for the avoidance of doubt, only until an amendment has become effective pursuant to Section 3.03(b)), then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Loan” means a Revolving Loan or Term Loan (or any portion thereof) that bears interest based on the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(1)    a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Borrowing or a Term Borrowing or both as the context requires.
“Borrowing Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of LIBOR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to any LIBOR Loan, means any such day that is also a London Banking Day.
“Capitalization Rate” means 7.00%.
“Capitalized Lease” means a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the L/C Issuers (as applicable) and the Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral and Borrower shall agree, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Applicable L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of:
(a)    direct obligations of the United States, any state, district or territory of the United States or any member of the European Union or any political subdivision, agency or instrumentality thereof or obligations guaranteed or insured by the United States, any state, district or territory of the United States or any member of the European Union or any political subdivision, agency or instrumentality thereof, in each case, having maturities of not more than two years from the date of acquisition thereof;
(b)    demand or time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (A) is a Lender (or was a Lender at the time such deposit, certificate or acceptance was acquired) or (B) has combined capital and surplus of at least $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated at least “A-2” by Moody’s or at least “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities of not more than one year from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of the United States (or any state, district or territory thereof) or by any foreign country recognized by the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities of not more than 365 days from the date of acquisition thereof;
(d)    repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with a bank meeting the qualifications described in clause (b) above;
(e)    Indebtedness issued by Persons with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition; and
(f)    investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all of the portfolios of which consist of Investments of the character, quality and maturity described in clauses (a), (b) and (d) of this definition.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements; provided further that for any of the foregoing to be included as a “Lender Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Designation Notice to the Administrative Agent, acknowledged by the Borrower, on or prior to the time of such determination.
“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“CCIT II” means Cole Office & Industrial REIT (CCIT II) Inc., a Maryland corporation.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 3.04(b), by any Lending Office of such Lender or by such Lender’s or such L/C Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    CCIT II fails to own, directly or indirectly, more than fifty percent (50%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    CCIT II fails to Control the Borrower; or
(c)    during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of CCIT II cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or (ii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; unless, in each case, the Permitted Investors have, at such time, the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors or equivalent governing body of CCIT II.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Closing Date Term Loans” has the meaning specified in Section 2.01(b).
"CNW Adjustment Amount" means an amount equal to (a) 75% of the aggregate increases in shareholders’ equity of the Combined Companies by reason of issuance or sale of equity of the Combined Companies (other than issuances to a Loan Party) following the Closing Date (the "Increase Amount"), minus (b) the aggregate amount of any redemption, retirement, surrender, defeasance, repurchase, purchase or similar transaction or acquisition for value on account of any equity interests in CCIT II following the Closing Date, provided that such aggregate amount under this clause (b) does not exceed the Increase Amount.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Companies” means CCIT II and all Persons whose financial results are consolidated with CCIT II for financial reporting purposes under GAAP, and “Combined Company” means any one of them.
“Combined Companies Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Combined Companies, in the aggregate, in such Investment Affiliate determined by calculating the greater of (a) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Combined Companies in the aggregate and (b) the percentage of the total book value of such Investment Affiliate that would be received by the Combined Companies in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate; provided, that to the extent a given calculation includes liabilities, obligations or Indebtedness of any Investment Affiliate and the Combined Companies, in the aggregate, are or would be liable for a portion of such liabilities, obligations or Indebtedness in a percentage in excess of that calculated pursuant to clauses (a) and (b) above, the “Combined Companies Pro Rata Share” with respect to such liabilities, obligations or Indebtedness shall be equal to the percentage of such liabilities, obligations or Indebtedness for which the Combined Companies, in the aggregate, are or would be liable.
“Commitments” means the Revolving Commitments or the Term Commitments or both as the context requires.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Competitor” means any Person, who is primarily engaged in any material line of business as those lines of business conducted by any Loan Party on the Closing Date or any business substantially related thereto, or who is otherwise directly competing with any Loan Party. For clarification, a Competitor shall not include a bank, a similar financial institution, or an insurance company unless such Person is a Competitor Affiliate.
“Competitor Affiliate” means any Affiliate of a Competitor other than a bona fide debt fund or any investment vehicle that is regularly engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which no Competitor or a Person that Controls or is Controlled by a Competitor makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such fund’s or investment vehicle’s investment decisions.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Debt Service” means, with respect to the Combined Companies for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any Combined Company plus (c) the amount of cash dividends or distributions paid or required to be paid by any Combined Company (other than to another Combined Company or in connection with any prepayment, redemption or purchase offer) during such period in respect of its preferred equity interests plus (d) the Combined Companies Pro Rata Share of the amount of dividends or distributions paid or required to be paid by any Investment Affiliate during such period in respect of its preferred equity interests (to Persons other than (i) a Combined Company or (ii) an Investment Affiliate in which the percentage of equity interests of such Investment Affiliate owned by the Combined Companies is greater than or equal to the percentage of equity interests owned by the Combined Companies in the Investment Affiliate paying the dividend or distribution) plus (e) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness), equal to the greater of (y) the percentage of the principal amount of such Indebtedness for which any Combined Company is liable (to the extent not already included pursuant to clause (b) above) and (z) the Combined Companies Pro Rata Share of such Investment Affiliate.
“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Combined Companies for such period attributable to Consolidated Outstanding Indebtedness during such period plus (b) the Combined Companies Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non recourse, in each case, excluding amortization of deferred financing costs, debt premiums or discounts or other non-cash items; provided that Consolidated Interest Expense for any period shall be reduced by the (i) net amount of cash payments received by the Combined Companies under interest rate swap contracts during such period, and (ii) to the extent included in Consolidated Interest Expense, the amortization or write off of debt issuance costs and deferred financing fees, commissions, prepayment penalties, fees and expenses.
“Consolidated Net Income” means, for any period, consolidated net income of the Combined Companies as determined in accordance with GAAP.
“Consolidated Net Operating Income” means the aggregate NOI for the applicable period for all Projects.
“Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value as of such date minus (b) Consolidated Outstanding Indebtedness as of such date.
“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Combined Companies outstanding as of such date, as determined on a consolidated basis in accordance with GAAP (whether recourse or non‑recourse), plus, (b) the applicable Combined Companies Pro Rata Share of any Indebtedness of each Investment Affiliate as of such date, other than, in either case, Indebtedness of any such Combined Company or Investment Affiliate owed to a Combined Company.
“Construction in Progress” means, as of any date, the book value (determined in accordance with GAAP) of any Projects then under development; provided that a Project shall no longer be included in Construction in Progress and shall be deemed to be a stabilized project upon the earlier of (a) the expiration of the second full fiscal quarter after substantial completion (the earlier of receipt of a temporary certificate of occupancy or a final certificate of occupancy) of such Project and (b) the last day of the fiscal quarter in which the annualized Consolidated Net Operating Income attributable to such Project divided by the Capitalization Rate exceeds the book value of such Project.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 10.22.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Creditor Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Obligations are owing.
“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of funds, gross negligence, willful misconduct, environmental claims or indemnities, breach of representations or warranties, incurrence of impermissible liens, filing of a voluntary bankruptcy petition, collusive involuntary bankruptcy, impermissible transfers or dispositions, non-compliance with “separateness covenants”, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification or guaranty agreements in non-recourse financings of real estate.
“Dark Qualified Unencumbered Property” means any Project that is not at least eighty five percent (85%) occupied but is at least eighty five percent (85%) leased to (x) one or more Investment Grade tenants, (y) one or more tenants whose lease obligations are guaranteed by an Investment Grade entity (so long as such guaranty is in effect) or (z) one or more tenants which are direct or indirect Subsidiaries of a parent having an Investment Grade rating, so long as such Investment Grade rating is in effect, with a minimum of five (5) years left on such lease, payments under such lease are current and such tenant has no present right to terminate such lease.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to any Loan, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2.0%) per annum, and (b) when used with respect to Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) two percent (2.0%) per annum, and (c) when used with respect to Obligations other than the Loans and Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) two percent (2.0%) per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in amounts payable pursuant to Section 10.04(c)) within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“Delayed Draw Termination Date” means the earliest of (a) the date upon which the aggregate Term Commitment is fully advanced pursuant to Section 2.01(b), (b) December 10, 2020 and (c) the date of termination of the Term Commitments in accordance with the terms hereof.
“Designation Notice” means a notice from any Lender or an Affiliate of a Lender acknowledged by the Borrower substantially in the form of Exhibit I.
“Direct Owner” means each Subsidiary of the Borrower that directly owns or is the ground lessee of an interest in any Project.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof, (b) any other Person that the Borrower determines in good faith is a Competitor or a Competitor Affiliate, which Person (i) has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent (including by posting such notice to the Platform) prior to such date and (ii) unless such Person is a REIT or Competitor Affiliate of a REIT, such determination by the Borrower is acceptable to the Administrative Agent, in its sole discretion, and (c) any Competitor Affiliate of any Person described in clause (a) or (b) to the extent such Competitor Affiliate is clearly identifiable solely on the basis of such Competitor Affiliate’s name; provided that (i) except for its review of the DQ List, neither the Administrative Agent (except as provided in clause (b)(ii) above) nor any Lender shall have any obligation to carry out due diligence in order to identify such Competitor Affiliates and (ii) the DQ List shall be posted to all Lenders by the Administrative Agent (and the Administrative Agent, in its capacity as such, shall have the authority to do so), and the Administrative Agent shall further have the express authority to provide the DQ List to each Lender requesting the same.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“DQ List” means a list of Disqualified Institutions provided to Administrative Agent by the Borrower and any updates thereto from time to time. The initial DQ List shall be delivered to the

Administrative Agent not less than five (5) Business Days before the Closing Date. Upon the Closing Date, all Lenders are deemed (i) to have acknowledged such DQ List and (ii) not to have objected to such DQ List.
“Early Opt-in Election” means the occurrence of:
(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Eligible Liquid Investments” means any of the following investments held by or owed to any Loan Party, any Subsidiary thereof or any Investment Affiliate: (a) first lien senior-secured syndicated bank loans, and (b) originated, participated or purchased corporate loans.
“Eligible Real Estate Investments” means any of the following investments held by or owed to any Loan Party, any Subsidiary thereof or any Investment Affiliate: (a) any Secured Debt, including any Tranche B loans thereunder or participation interests therein; provided, however, if such Secured Debt is evidenced by a promissory note (but there shall be no obligation to create a promissory note), such promissory note is properly assigned and/or endorsed payable to such Loan

Party, such Subsidiary or such Investment Affiliate or if the investment is a participation interest, to the Person granting such participation interest, (b) any investment securities that represent an interest in, or are secured by, one or more pools of commercial mortgage loans or synthetic mortgages, (c) any mezzanine debt, including any participation interests therein, (d) any preferred equity, and (e) any REIT common stock.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines or penalties), of the Borrower, any other Company or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) obligations under any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Combined Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Combined Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Combined Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Combined Company or any ERISA Affiliate; or (i) a failure by a Combined Company or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by a Combined Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal or not permitted under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the

Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Excluded Tenants” means, as of any date, any (a) anchor tenant at one of the Projects, or (b) non anchor with a total square footage of greater than 15,000 square feet at one of the Projects, that either (i) is subject to a voluntary or involuntary petition for relief under any Debtor Relief Laws or (ii) is not operating its business in its demised premises at such Project, unless such tenant’s lease obligations are guaranteed by an entity whose then current long term, unsecured debt obligations are rated BBB or above by S&P or Fitch and Baa3 or above by Moody’s.
“Existing Credit Agreement” means that certain Credit Agreement entered into as of December 12, 2014, as amended prior to the date hereof, among the Borrower, each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer.
“Existing Letter of Credit” means the Letter of Credit identified on Schedule 1.04, heretofore issued by JPMC and outstanding as of the date hereof in the amount set forth in Schedule 1.04.
“Extended Maturity Date” has the meaning specified in Section 2.16(a).
“Extension Fee” has the meaning specified in Section 2.08(a).
“Extension Notice” has the meaning specified in Section 2.16(a).
“Facility Amount” means the sum of the aggregate Revolving Commitments, outstanding Term Loans and unused Term Commitments then in effect, as adjusted from time to time pursuant to the terms and conditions of this Agreement.
“Facility Reduction Event” has the meaning specified in Section 2.05(c).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System on the United Stated of America.
“Fee Letter” means the letter agreement, dated October 4, 2019, among the Borrower and JPMorgan Chase Bank, N.A..
“FF&E” means Furniture, Fixtures & Equipment, as determined in accordance with GAAP.
“Fitch” means Fitch Ratings, Inc., and any successor or assignee of the business of such company in the business of rating debt.
“Fixed Charge Coverage Ratio” means the ratio of (a) Adjusted Annual EBITDA, to (b) Consolidated Debt Service, in each case for the applicable Measurement Period.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to each Applicable L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means, with respect to a Person, the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), in each case, with competent jurisdiction over such Person.
“Ground Lease” means a ground lease (a) that has a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than twenty-five (25) years from the later of (i) the Closing Date, or (ii) the date the Project is added to the pool of Qualified Unencumbered Properties, provided that the remaining term can be less than twenty-five (25) years if there is an option to purchase and the amount of the option purchase price is either nominal or is deducted from the Unencumbered Asset Value of the applicable Qualified Unencumbered Property; (b) that is a financeable lease by providing reasonable and customary protections for a leasehold mortgagee; and (c) for which the Project subject thereto is only subject to Permitted Property Encumbrances.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means (a) CCIT II, (b) each Subsidiary Guarantor, to the extent such Subsidiary Guarantor has not been released from its obligations hereunder in accordance with Section 10.19, (c) each other Subsidiary of CCIT II or the Borrower required to become a Guarantor under Section 6.12(b) hereof, and (d) with respect to the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations under Lender Swap Agreements and all obligations under Lender Cash Management Agreements, the Borrower. As of the Closing Date, the parties acknowledge and agree that, in addition to CCIT II, the Persons listed on Schedule 1.02 attached hereto are “Guarantors” for all purposes hereof and of the other Loan Documents.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Creditor Parties, substantially in the form of Exhibit B.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, at the time it enters into a Swap Contract not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender); provided, in the case of a Lender Swap Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Lender Swap Agreement; provided further that for any of the foregoing to be included as a “Lender Swap Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Designation Notice to the Administrative Agent prior to such date of determination.
“Honor Date” has the meaning specified in Section 2.03(c).
“IBA” has the meaning assigned to such term in Section 1.08.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”
“Impacted Loans” has the meaning specified in Section 3.03.
“Improved Land Value” means, as of any date, the book value of any Projects which have been developed for any type of commercial, industrial, residential or other income-generating use, regardless of whether or not such Projects are under development as of such date.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than ninety (90) days or (ii) being contested in good faith by appropriate proceedings diligently conducted);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien (other than a Lien for taxes not yet due and payable) on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    amount of any Capitalized Lease or Synthetic Lease Obligation as of any date;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than dividends) in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)    all Off-Balance Sheet Arrangements of such Person; and
(i)    all Guarantees of such Person in respect of any of the foregoing (excluding in any calculation of consolidated Indebtedness of the Combined Companies, guarantees of one Combined Company in respect of primary obligations of any other Combined Company).
For all purposes hereof: (i) Indebtedness of any Person shall include such Person’s Ownership Share of the foregoing items and components attributable to Indebtedness (as set forth in clauses (a) through (g) above) of Investment Affiliates; (ii) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person; (iii) notwithstanding any of the foregoing, Indebtedness shall not include (1) current expenses, (2) intercompany liabilities which are expressly subordinated to the Obligations, (3) prepaid or deferred revenues arising in the ordinary course of business, including prepaid rent, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (5) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (6) security deposits, (7) artificial financing obligations treated as liability under GAAP related to sales of real estate accounted for under FASB ASC 360-20 under financing or deposit method and (8) artificial financing obligations treated as liability under GAAP related to sale leaseback transactions that do not meet the requirements to account for the sale leaseback under FASB ASC 840-40; (iv) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; and (v) the amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Indirect Owner” means each Subsidiary of the Borrower that directly or indirectly owns an interest in any Direct Owner.
“Information” has the meaning specified in Section 10.07.
“Initial Maturity Date” means December 10, 2023.
“Interest Payment Date” means, (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a LIBOR Loan exceeds three (3) months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.
“Interest Period” means as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Borrowing Notice, or such other period that is less than six months and requested by the Borrower and consented to by all the Lenders; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the then applicable Maturity Date.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance, other extension of credit or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (d) the purchase, acquisition or other investment in any real property or real property-related assets (including, without limitation, mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Affiliate” means, in respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, (b) which is not a Subsidiary of such first Person, and (c) which is an Affiliate of such first Person.
“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody's, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of the Applicable L/C Issuer and relating to such Letter of Credit, including, without limitation, that certain Application and Agreement for Irrevocable Standby Letter of Credit dated January 28, 2016 between Borrower, as applicant, and JPMC, as issuer, executed in connection with the Existing Letter of Credit.
“JPMC” means JPMorgan Chase Bank, N.A., and its successors.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means JPMC and Wells Fargo Bank, National Association, each in its capacity as an issuer of Letters of Credit hereunder, any other Revolving Lender that agrees in writing to be an L/C Issuer, in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lease” means each existing or future lease, sublease (to the extent of any rights thereunder of Borrower or Subsidiary Guarantor, as applicable), or other agreement (other than a Ground Lease) under the terms of which any Person has or acquires any right to occupy or use any real property, or any part thereof or interest therein (but such Person does not own such real property, or any part thereof or interest therein).
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Revolving Lenders and the Term Lenders.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lender Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
“Lender Swap Agreement” means any interest rate Swap Contract not prohibited by Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letter of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to fifteen percent (15%) of the aggregate Revolving Commitments, not to exceed Fifty Million and No/100 Dollars ($50,000,000.00).
“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any LIBOR Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“LIBOR” means, for any Interest Period, a per annum rate of interest equal to the Adjusted LIBO Rate for such Interest Period.
“LIBOR Loan” means a Borrowing that bears interest at a rate determined by reference to the Adjusted LIBO Rate (and not the Base Rate).
“LIBOR Illegality Event” has the meaning specified in Section 3.02.

“Lien” or “Encumbrance” and “Liens and Encumbrances” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, a precautionary filing in respect of an operating lease shall not constitute a Lien.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Term Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, each Guaranty, the Fee Letter, and any and all documents, instruments or agreements executed and delivered to evidence, secure or in connection with all Letters of Credit, and such other documents evidencing, securing or pertaining to the Loans as shall, from time to time, be executed and/or delivered by Borrower, any Guarantor, or any other party to the Administrative Agent pursuant to this Agreement or any other Loan Document (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Management Fees” means, with respect to each Project for any period, an amount equal to the greater of (A) actual Advisor Fee payable with respect thereto and (B) an imputed management fee in an amount equal to 2% of rental revenues, excluding adjustments for straight lining of rents and amortization related to above-market or below-market leases directly attributable to such Project for such Measurement Period.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any default or event of default, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which the Loans are scheduled to be due and payable in full; provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Mandatorily Redeemable Stock; provided further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Materially

Redeemable Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Mandatorily Redeemable Stock shall not be deemed to be Mandatorily Redeemable Stock.
“Market Disruption Event” has the meaning specified in Section 3.03.
“Material Acquisition” means any single acquisition of a Person or assets by Borrower (directly or indirectly) that has a gross purchase price equal to or greater than ten percent (10%) of the then Total Asset Value (without giving effect to the acquisition).
“Material Adverse Effect” means (a) a material adverse effect on the operations, business, assets, liabilities (actual or contingent), or financial condition of the Combined Companies, taken as a whole; (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender (but not due to the specific circumstances of such Lender) under any Loan Document, or of the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under any Loan Document; and (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.
“Maturity Date” means (a) in the case of the Term Facility, December 10, 2024, and (b) with respect to the Revolving Facility, the Initial Maturity Date unless the maturity is extended pursuant to Section 2.16, then the Extended Maturity Date; provided, however, that, in every case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Minimum Required Consolidated Net Worth” means an amount equal to the sum of (i) $400,000,000.00, plus (ii) the CNW Adjustment Amount.
“Measurement Period” means, as of any date, the four Quarterly Periods ending on or next preceding such date.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multi-Tenant Project” means any Project that is not a Single Tenant Project.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Combined Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Combined Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any Loan Document) that prohibits the creation of any Lien on any assets of a Person as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets shall not constitute a “Negative Pledge.”
“Net Leverage Ratio” means the ratio of (a) Consolidated Outstanding Indebtedness to (b) Total Asset Value; provided that, for purposes of the foregoing calculation, each of Consolidated Outstanding Indebtedness and Total Asset Value shall be adjusted by deducting therefrom the amount by which total Unrestricted Cash and Cash Equivalents exceeds the lesser of (i) $10,000,000.00, and (ii) one percent (1%) of Total Asset Value.
“New Term Loan” has the meaning specified in Section 2.13(a).
“NOI” means, with respect to any Project for any Measurement Period (a) “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such Measurement Period, plus (b) all master lease income (except master lease income relating to multiple property master leases pursuant to which any Combined Company is the lessor) not to exceed five percent (5%) of Consolidated Net Operating Income less (c) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of Borrower or the applicable Subsidiary Guarantor, any interest expense, or other debt service charges, any real estate acquisition costs and expenses, any amortization related to above-market or below-market leases, any straight lining of rents and any non-cash charges such as impairment of real estate assets and depreciation or amortization of financing costs; provided, however, if such Project has been owned by Borrower or a Subsidiary Guarantor, as applicable, for less than twelve (12) months then the NOI for such Project will be calculated as specified in clauses (a), (b), and (c) above based upon the income and expenses for the most recently ended Quarterly Period multiplied by four (4); provided further, however, if the Project has been owned by a Subsidiary Guarantor for twelve (12) months or more but has not generated property rental and other income for four (4) complete fiscal quarters, the NOI for such Project will be calculated as specified in clauses (a), (b), and (c) above but on an annualized basis, provided, that once such Project has generated property rental and other income for four (4) complete fiscal quarters, it is agreed that the NOI for such Project will be calculated as specified in clauses (a), (b) and (c) above based on the above-described four (4) consecutive fiscal quarters most recently ended; provided, further, that to the extent such Project is not owned or operated for one complete fiscal quarter, the calculation of NOI for such Measurement Period shall be such Project’s appraised NOI for an entire Measurement Period, as reasonably calculated and suggested by Borrower and approved by Administrative Agent in its reasonable discretion.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Debt” means, with respect to a Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness of such Single Asset Holding Company resulting from a Guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) the holder of such Indebtedness may not look to such Single Asset Holding Company personally for repayment, other than to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or pursuant to Customary Recourse Exceptions or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash or cash equivalents and other assets of nominal value incidental to the ownership of such Single Asset Entity.
“Note” means a Revolving Note or a Term Note.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day, for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, (b) all Additional Obligations with respect to any Loan Party and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the documented and out of pocket fees, charges and disbursements of outside counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of an Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Borrower is a party, under which the Borrower has:
(a)    any obligation under a guarantee contract that has any of the characteristics identified in FASB ASC 460-10-15-4;
(b)    a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;
(c)    any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the Borrower’s own stock and classified in stockholders’ equity in the Borrower’s statement of financial position, as described in FASB ASC 815-10-15-74; or
(d)    any obligation, including a contingent obligation, arising out of a variable interest (as defined in the FASB ASC Master Glossary) in an unconsolidated entity that is held by, and material to, the Borrower, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Borrower or its Subsidiaries.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts; and (c) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to the borrowings and prepayments or repayments of Term Loans, as the case may be, occurring on such date.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBOR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Ownership Share” means, with respect to any Investment Affiliate of a Combined Company as of any date of determination, such Combined Company’s pro rata share of the liabilities or assets, as the case may be, of such Investment Affiliate determined in accordance with GAAP, which shall be calculated as the greater of (a) such Combined Company’s direct or indirect nominal capital ownership interest in such Investment Affiliate as set forth in the organization documents of such Investment Affiliate, and (b) such Combined Company’s direct or indirect economic ownership interest in such Investment Affiliate reflecting such Combined Company’s current allocable share of income and expenses of such Investment Affiliate, in each case as of such date.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Equity Encumbrances” means:
(a)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(b)    Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided; and
(c)    Liens pursuant to any Loan Document.
“Permitted Investors” means (a) Richard Ressler, Shaul Kuba or Avraham Shemesh, any of their respective spouses and lineal descendants, (b) a trust, the then current beneficiaries of which, include Richard Ressler, Shaul Kuba or Avraham Shemesh, and/or their respective lineal descendants and present and former spouses, and/or (c) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which the majority of the voting securities of such group are owned by persons listed in clause (a).
“Permitted Property Encumbrances” means:
(a)    Liens pursuant to any Loan Document;
(b)    easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business or other title and survey exceptions disclosed in the applicable title insurance policies or surveys, in any such case that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(c)    mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not yet overdue for a period of more than thirty (30) days or are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(d)    any interest of a lessee of a Project under leases entered into in the ordinary course of the applicable Combined Company’s business;
(e)    rights of lessors under Ground Leases;

(f)    Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided;
(g)    Liens pursuant to any PILOT Transaction that are junior and subject to the applicable Subsidiary Guarantor’s rights to acquire fee title to the Qualified Unencumbered Property that is subject to a PILOT Transaction;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
(i)    Liens existing on the Closing Date listed on Schedule 1.03, and consented to by the Administrative Agent;
(j)    Liens in favor of Borrower or any Subsidiary Guarantor, granted by any Person that is not a Loan Party, due to obligations owed to Borrower or such Subsidiary Guarantor in connection with any lease of a Qualified Unencumbered Property or any PILOT Transaction;
(k)    Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to the Administrative Agent have been provided; and
(l)    other Liens consented to by the Required Lenders in writing from time to time and subject to such requirements as the Required Lenders may reasonably impose.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, permitted joint venture, Governmental Authority or other entity of whatever nature, whether public or private.
“PILOT Transaction” means, with respect to any Project and the Subsidiary Guarantor having an interest in such Project, a transaction or series of related transactions in which:
(a)    an industrial development board or other political subsidiary (an “IDB”) has or acquires nominal fee title to a Project and leases such Project to such Subsidiary Guarantor pursuant to a Ground Lease or if the Subsidiary Guarantor retains fee title, the IDB has a leasehold interest in the improvements and subleases such improvements back to the Subsidiary Guarantor pursuant to a lease reasonably acceptable to the Administrative Agent, which (i) obligates such Subsidiary Guarantor (or such Subsidiary Guarantor’s tenant) to make payments in lieu of ad valorem taxes in an amount not to exceed the taxes that would be assessed if such Subsidiary Guarantor had fee title to such Project, (ii) obligates such Subsidiary Guarantor to make rent payments that are nominal or that equal the payments payable under the Bonds (as defined below) and (iii) grants to such Subsidiary Guarantor the option (which upon foreclosure may be exercised by the leasehold mortgagee (such as the Administrative Agent) to acquire fee title to such Project for a nominal sum regardless of the existence of any default under such transaction and only subject to Permitted Property Encumbrances; and

(b)    if applicable, the IDB issues one or more bonds (the “Bonds”) which are payable from all or a portion of the payments to be made by such Subsidiary Guarantor under such Ground Lease (or such Subsidiary Guarantor’s tenant) that (i) are registered in the name of such Subsidiary Guarantor, and (ii) the Subsidiary Guarantor has (x) if Bonds are issued, 100% of the beneficial interest in the Bonds, free of any Liens or Encumbrances, or (y) if Bonds are not issued, a senior right and option to purchase the fee simple interest in the Project consistent with (a)(iii) above; and
(c) the applicable Subsidiary Guarantor exercises its right to acquire 100% fee interest in the Project prior to the expiration date for such right.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Portfolio Debt Yield” means, as of any date, the ratio of (a) Consolidated Net Operating Income as of such date for the Measurement Period, divided by (b) Consolidated Outstanding Indebtedness as of such date, expressed as a percentage.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” means, for purposes of calculating compliance with Section 7.11(i) in respect of a proposed Pro Forma Transaction, such transaction shall be deemed to have occurred as of the first day of the four (4) fiscal-quarter period ending as of the fiscal quarter end succeeding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information (such period, the “Measuring Period”). As used herein, “Pro Forma Transaction” means (a) any incurrence or assumption of Indebtedness, (b) any removal of a Project from the pool of Qualified Unencumbered Properties (including a release of any Subsidiary Guarantor from its obligations under the Guaranty) or any direct or indirect Disposition of any Person or Project (including through a merger, dissolution, liquidation or consolidation thereof), or (c) the making of any Investment, contribution of property or any other acquisition of any Person (including by merger) or property (including any property for which a ground lease was entered into). In connection with any calculation relating to Section 7.11 upon giving effect to a Pro Forma Transaction on a Pro Forma Basis for the applicable Measuring Period, in each case to the extent applicable and in a manner reasonably satisfactory to the Administrative Agent:

(i)    any Indebtedness (x) that is to be incurred in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness incurred since the last day of such Measuring Period, shall be included and deemed to have been incurred as of the first day of the applicable period, and (y) that is to be retired or repaid in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness retired or repaid since the last day of such Measuring Period, shall be excluded and deemed to have been retired as of the first day of such Measuring Period;
(ii)    income statement items (whether positive or negative) attributable to (x) any Person or Project being directly or indirectly Disposed of or removed in connection with such Pro Forma Transaction, and all other Persons and Projects directly or indirectly Disposed of or removed since the last day of such Measuring Period, shall be excluded and (y) any Person or Project being acquired or contributed in connection with such Pro Forma Transaction, and all other Persons and Projects acquired since the last day of such Measuring Period, shall be included as of the first day of such Measuring Period;
(iii)    Total Asset Value shall (x) exclude the portion of Total Asset Value attributable to any Person or Project being directly or indirectly Disposed of or removed in connection with such Pro Forma Transaction and all other Persons and Projects directly or indirectly Disposed of or removed since the last day of such Measuring Period, and (y) include, as of the first day of such Measuring Period, the acquisition price of any Person or Project being acquired in connection with such Pro Forma Transaction and the acquisition price paid for all other Persons and Projects acquired since the last day of such Measuring Period;
(iv)    Unencumbered Asset Value shall (x) exclude the portion of Unencumbered Asset Value attributable to any Qualified Unencumbered Property being directly or indirectly Disposed of or removed in connection with such Pro Forma Transaction and all other Qualified Unencumbered Properties directly or indirectly Disposed of or removed since the last day of such Measuring Period, and (ii) include, as of the first day of such Measuring Period, the acquisition price of any Project being acquired in connection with such Pro Forma Transaction (to the extent such property will be included in the pool of Qualified Unencumbered Properties upon the acquisition thereof) and the acquisition price paid for all other Qualified Unencumbered Properties acquired since the last day of such Measuring Period; and
(v)    to the extent any other pro forma adjustments are to be included in connection with any such calculation, such adjustments are (A) directly attributable to such Pro Forma Transaction and (B) factually supportable.
“Project” means any real estate asset directly owned by any Combined Company, any of its Subsidiaries or any Investment Affiliate. For purposes hereof and of the Loan Documents, “owned” shall mean any real estate asset owned in fee or leased by any such Person, or any combination thereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 10.22.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Unencumbered Properties” means, as of any date, Projects that are: (a) one hundred percent (100%) (i) fee owned by a Wholly-Owned Subsidiary that is a Subsidiary Guarantor; or (ii) leased by a Wholly-Owned Subsidiary that is a Subsidiary Guarantor under a Ground Lease, or if reasonably approved by the Administrative Agent such other lease that is part of a PILOT Transaction; (b) not subject to any Liens other than Permitted Property Encumbrances and the owner thereof has the power to provide a Negative Pledge; (c) located in the United States; (d) at least eighty‑five percent (85%) occupied, unless (i) such Project is being repositioned for a period not more than six (6) months (provided that the aggregate sum of repositioning Projects may not exceed ten percent (10%) of the Unencumbered Asset Value at any one time and provided further that if such Project is a Multi‑Tenant Project, such Project is at least thirty percent (30%) occupied) or (ii) such Project is a Dark Qualified Unencumbered Property; (e) not subject to any leases that are in default, after giving effect to any notice or cure periods set forth therein; provided that, in the case of Multi-Tenant Projects, the qualification in this clause (e) shall be limited to leases in default (i) on anchor tenants or (ii) that constitute ten percent (10%) or more of such Project’s net rental revenue; (f) not a hotel or motel property; (g) covered by insurance as required in accordance with this Agreement; and (h) free of all material structural defects, major architectural deficiencies, material title defects, material environmental conditions or other adverse matters that would materially impair the value of such Project. As of the Closing Date, set forth on Schedule 1.01 is a list of all Qualified Unencumbered Properties owned by the Combined Companies with a notation as to which Loan Party owns each Qualified Unencumbered Property.
“Quarterly Period” means, on any date of determination, the most recently-ended three (3) calendar month period for which Borrower has provided the Required Financial Information.
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party.
“Recourse Debt” means for any Person as of any date, Indebtedness of such Person that is not Non-Recourse Debt.
“Register” has the meaning specified in Section 10.06(c).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.
“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Section 856 et seq. of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, auditors (including internal auditors), attorneys and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
“Release Notice” has the meaning specified in Section 10.19(a).
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Payment” has the meaning specified in Section 10.10.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Borrowing Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Financial Information” means, with respect to each fiscal period or quarter of the Combined Companies (a) the financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) and (b) the Compliance Certificate and other calculations required to be delivered to the Administrative Agent pursuant to Section 6.02(a).
“Required Lenders” means, as of any date of determination, Lenders having greater than fifty percent (50%) of the sum of (a) the aggregate Revolving Commitments then in effect or, if the aggregate Revolving Commitments have been terminated pursuant to Section 2.05 or Section 8.02, the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition), (b) the Outstanding Amount of Term Loans and (c) the unused Term Commitments then in effect; provided that (x) that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 8.02, the unused Revolving Commitments of each Revolving Lender and unused Term Commitments of each Term Lender shall be deemed to be zero, (y) the Commitment of, and the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (z) at all times when two (2) or more Lenders are party to this Agreement that are not Defaulting Lenders, the term “Required Lenders” shall require at least two (2) Lenders.
“Required Revolving Lenders” means, as of any date of determination, Lenders having greater than fifty percent (50%) of the Revolving Commitments then in effect or, if the aggregate Revolving Commitments have been terminated pursuant to Section 2.05 or Section 8.02, the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition); provided that (a) the Commitment of, and the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders, and (b) at all times when two (2) or more Revolving Lenders are party to this Agreement that are not Defaulting Lenders, the term “Required Revolving Lenders” shall require at least two (2) Revolving Lenders.
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, secretary, assistant secretary, treasurer, assistant treasurer or controller of a Loan Party or of any general partner, member or manager thereof, as applicable, and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party or of any general partner, member or manager thereof, as applicable, so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a) and/or, if applicable, Section 2.13
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a) or Section 2.13, as applicable, and (b) purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder, including the issuance of Letters of Credit. On the Closing Date, the Revolving Facility is Two Hundred Million and No/100 Dollars ($200,000,000.00).
“Revolving Facility Unused Fee” has the meaning specified in Section 2.08(b).
“Revolving Lender” means each Lender who has a Revolving Commitment greater than zero.
“Revolving Loan” means an extension of credit by a Revolving Lender to the Borrower under Article II in the form of a Revolving Loan.
“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C-1.
“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw Hill Financial, Inc. and any successor thereto.
“Sanction(s)” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Sanctioned Country” means, at any time, any country or territory to the extent that such country or territory itself, or its government, is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Debt” means, for any Person as of any date, means Indebtedness (to the extent required to be set forth on the balance sheet of such Person in accordance with GAAP) secured by mortgages (or other real estate security instruments) or by mortgage-backed receivables or notes or other instruments supported by direct real estate security or corporate credit instruments.

“Shareholders' Equity” means an amount equal to shareholders’ equity or net worth of the Combined Companies, on a consolidated basis, as determined in accordance with GAAP.
“Significant Subsidiary” means any Subsidiary to which more than five percent (5%) of Total Asset Value is attributable on an individual basis.
“Single Asset Entity” means a Person (other than an individual) that (a) only owns or ground leases pursuant to a Ground Lease a Project and/or cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of such Project; (b) is engaged only in the business of owning, developing and/or leasing such Project; and (c) receives substantially all of its gross revenues from such Project. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).
“Single Asset Holding Company” has the meaning set forth in the definition of Single Asset Entity.
“Single-Tenant Project” means any Project for which three (3) or fewer tenants account for ninety percent (90%) or more of the Project’s total annualized rent.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Solvency Certificate” means a solvency certificate of the chief financial officer or the chief accounting officer of the Borrower, substantially in the form of Exhibit H.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 21 of the Guaranty).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower or CCIT II.
“Subsidiary Guarantor” means (a) each Subsidiary that owns all or any portion of a Qualified Unencumbered Property; provided, however, upon release of the last Qualified Unencumbered Property owned by such Subsidiary from the pool of Qualified Unencumbered Properties, such Subsidiary shall, to the extent provided herein and in the Guaranty, cease to be a Subsidiary Guarantor pursuant to this clause (a) (but without limitation of clause (b) below), and (b) each Subsidiary required to become a Guarantor under Section 6.12(b) hereof.
“Supported QFC” has the meaning set forth in Section 10.22.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b) and/or, if applicable, Section 2.13.
“Term Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(b) or Section 2.13, as applicable, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term Facility” means the Term Commitments and the extensions of credit made thereunder. On the Closing Date, the Term Facility is Three Hundred Million and No/100 Dollars ($300,000,000.00).
“Term Facility Unused Fee” has the meaning specified in Section 2.08(c).
“Term Lender” means each Lender with outstanding Term Loans.

“Term Loan” means an extension of credit by a Term Lender to the Borrower under Article II in the form of a Term Loan and any New Term Loan.
“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit C-2.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Threshold Amount” means (a) with respect to Recourse Debt of any Person, $50,000,000 and (b) with respect to Non-Recourse Debt of any Person, $75,000,000.
“Total Asset Value” means, as of any date, the sum of (without duplication): (a) Consolidated Net Operating Income during the Measurement Period most recently ended attributable to Projects owned or leased by a Combined Company for eighteen (18) months or more divided by the Capitalization Rate, provided that the resulting amount shall not be less than $0.00 for any Project, plus (b) one hundred percent (100%) of the actual price paid for any Projects owned or leased by any Combined Company for less than eighteen (18) months, plus (c) cash, cash equivalents and marketable securities owned by the Combined Companies as of the end of the most recently ended fiscal quarter, plus (d) the Construction in Progress and Improved Land Value for Projects owned or leased by the Combined Companies (provided, that the book value of Construction in Progress and Improved Land Value shall, at all times, be subject to the terms of Section 7.02(d)(ii)), plus (e) the GAAP-determined value of Eligible Real Estate Investments owned or held by the Combined Companies (provided, that the aggregate value of Eligible Real Estate Investments held shall, at all times, be subject to the terms of this Agreement), plus (f) the Unimproved Land Value of Projects owned by the Combined Companies (provided, that the value of such undeveloped land shall, at all times, be subject to the terms of this Agreement), plus (g) the GAAP-determined value of Eligible Liquid Investments owned or held by the Combined Companies (provided, that the aggregate value of Eligible Liquid Investments shall, at all times, be subject to the terms of this Agreement), provided, however, in each case, the Combined Companies Pro Rata Share of the foregoing components for Investment Affiliates shall be included.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.
“Type” means, with respect to a Revolving Loan or a Term Loan, its character as a Base Rate Loan or a LIBOR Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Unencumbered Asset Value” means, as of any date of calculation, the sum of: (a) for Qualified Unencumbered Properties owned eighteen (18) months or more, an amount equal to (i) Consolidated Net Operating Income during the Measurement Period most recently ended for such Qualified Unencumbered Properties divided by (ii) the Capitalization Rate, plus (b) one hundred percent (100%) of the actual purchase price paid for Qualified Unencumbered Properties owned less than eighteen (18) months (excluding any costs and expenses incurred in connection therewith that were added to the purchase price, all as reasonably calculated and suggested by Borrower and approved by Administrative Agent in its reasonable discretion); provided, however, that (A) no tenant will account for greater than twenty percent (20%) of Unencumbered Asset Value without Required Lenders’ reasonable approval, (B) no Qualified Unencumbered Property will account for greater than twenty percent (20%) of Unencumbered Asset Value without Required Lenders’ reasonable approval, (C) Dark Qualified Unencumbered Properties will not account for greater than five percent (5%) of Unencumbered Asset Value without Required Lenders’ reasonable approval, (D) Qualified Unencumbered Properties that are Multi-Tenant Projects shall not account for more than twenty five percent (25%) of Unencumbered Asset Value, (E) Qualified Unencumbered Properties leased by Subsidiary Guarantors, as lessees, under Ground Leases shall not account for more than twenty percent (20%) of Unencumbered Asset Value without Required Lenders’ reasonable approval, and (F) a minimum of twenty-five percent (25%) of the Consolidated Net Operating Income generated by Qualified Unencumbered Properties used to calculate Unencumbered Asset Value shall be derived from (x) Investment Grade tenants; (y) tenants whose lease obligations are guaranteed by an Investment Grade entity (so long as such guaranty is in effect); or (z) tenants which are direct or indirect Subsidiaries of a parent having an Investment Grade rating, so long as such Investment Grade rating is in effect, provided that if a tenant exceeds the percentage in subsection (A), or a Qualified Unencumbered Property exceeds the percentage limitation in subsection (B), or the applicable Qualified Unencumbered Properties exceed the percentage limitation in subsection (C), (D) or (E), then the applicable Qualified Unencumbered Properties may continue to be included in the calculation of Unencumbered Asset Value, but the Unencumbered Asset Value shall be reduced by an amount to exclude therefrom, the portion of the Unencumbered Asset Value attributable to the excess of such percentage limitations, as reasonably calculated by the Borrower, and which calculations are reasonably acceptable to the Administrative Agent.
“Unencumbered NOI” means, for any Measurement Period, NOI for such Measurement Period from Qualified Unencumbered Properties.
“Unimproved Land Value” means, as of any date, the book value of any Projects which have not been developed for any type of commercial, industrial, residential or other income-generating use and is not, as of such date, under development.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c).

“Unrestricted Cash” means, with respect to any Person, cash of such Person that is (i) not securing debt for borrowed money and (ii) not listed as “restricted” on the balance sheet of such Person.
“Unsecured Debt” means Indebtedness of the Combined Companies (to the extent required to be set forth on the balance sheet of such person in accordance with GAAP) that is not Secured Debt, provided that any Guarantee by any Combined Company of Secured Debt of any other Combined Company shall be Unsecured Debt only to the extent the amount of the Indebtedness Guaranteed by any Combined Company exceeds the aggregate market value of all property securing such Secured Debt, calculated on the date of execution of such Guarantee; provided further that for purposes of computing the amount of Unsecured Debt arising from a Swap Contract permitted pursuant to Section 7.03, the amount of Unsecured Debt with respect thereto shall be the amount calculated as of the end of each fiscal quarter and fiscal year, and if the applicable Swap Contract was not in place as of the end of the immediately prior fiscal quarter or fiscal year, as applicable, the amount of Unsecured Debt with respect thereto shall be $0.00 until the end of the then current fiscal quarter or fiscal year, as applicable.
“Unsecured Debt Service” means, for any date of calculation and for any Measurement Period ending on or next preceding such date, (i) the greater of (a) actual interest incurred on Unsecured Debt, or (b) imputed interest on Unsecured Debt based on an assumed interest rate equal to 5.85% per annum, in each case, during such Measurement Period, and (ii) scheduled principal paid on Unsecured Debt during such Measurement Period.
“Unsecured Debt Service Coverage Ratio” means, for any date of calculation and for any Measurement Period ending on or next preceding such date, the ratio of (a) Adjusted Unencumbered NOI during such Measurement Period, to (b) Unsecured Debt Service during such Measurement Period.
“Unused Revolving Facility Amount” has the meaning specified in Section 2.08(b).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning set forth in Section 10.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Wholly-Owned” means, with respect to the ownership by any Person of any Project, that one hundred percent (100%) of the title to such Project is held in fee directly or indirectly by, or one hundred percent (100%) of such Project is ground leased pursuant to a Ground Lease directly or indirectly by, such Person.
“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company, association, joint venture or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled, directly or indirectly, by such Person;

provided that de minimis Equity Interests issued to third parties to cause a Person to qualify for, obtain or maintain REIT Status, shall be excluded in determining whether such Person is a Wholly-Owned Subsidiary.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that which are used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Consolidated Companies or any Investment Affiliate at “fair value,” as defined therein and (ii) except to the extent elected otherwise by the Borrower, any change in accounting for leases pursuant to GAAP, including those resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842).
(b)    Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Combined Companies or to the determination of any amount for the Combined Companies on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that any Combined Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary (as defined herein) of such Combined Company.
(d)    Calculation. For purposes of calculating compliance with Section 7.11 or determining the Applicable Rate in each case at any time prior to the delivery of financial statements pursuant to Section 6.01(a) for the fiscal year ended December 31, 2019, the Borrower shall use the financial statements delivered to the Lenders and Administrative Agent prior to the Closing Date for the periods ended December 31, 2018, March 31, 2019 and June 30, 2019, September 30, 2019.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Adjusted LIBO Rate” or with respect to any comparable or successor rate thereto.
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
1.08    Interest Rates; LIBOR Notification. The interest rate on LIBOR Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.03(d), of any change to the reference rate upon which the interest rate on LIBOR Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
ARTICLE II.     THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Commitments.
(a)    Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.13, each Revolving Lender severally and not jointly agrees to make Revolving Loans denominated in U.S. Dollars to the Borrower during the Availability Period for the Revolving Facility, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Revolving Commitment. Each Borrowing of Revolving Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or a whole multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof, and (ii) LIBOR Loans shall be in an aggregate minimum amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) or a whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.13, a Borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans. Upon the expiration of the Availability Period for the Revolving Facility, the commitments of the Revolving Lenders to make Revolving Loans shall irrevocably cease.
(b)    Term Loans. Subject to the terms and conditions hereof, each Term Lender severally and not jointly agrees to make Term Loans denominated in U.S. Dollars to the Borrower from time to time during the Availability Period for the Term Facility in an aggregate amount not to exceed such Lender’s Term Commitment. Term Loans shall be funded (i) on the Closing Date in the aggregate principal amount of $200,000,000.00 (the “Closing Date Term Loans”) and (ii) in up to four (4) separate Borrowings after the Closing Date and prior to the Delayed Draw Termination Date. The principal amount of any Term Loan to be made by any Term Lender shall not exceed such Term Lender’s remaining unfunded Term Commitment. Each Borrowing of Term Loans after the Closing Date shall be in an aggregate minimum amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00). Upon a Term Lender’s funding of any Term Loan, the Term Commitment of such Term Lender shall be immediately reduced by the principal amount of such Term Loan so funded. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.
2.02    Borrowings, Conversions and Continuations.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower’s irrevocable notice to the

Administrative Agent, which may be given by (A) telephone or (B) a Borrowing Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Notice. Each such Borrowing Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days (or such shorter period as shall have been agreed to by the Administrative Agent and the Lenders) prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request LIBOR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by the Lenders. Each Borrowing of, conversion to or continuation of LIBOR Loans or Base Rate Loans shall be in a minimum principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), and in multiples of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof. Each Borrowing Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) whether the Borrower is requesting a Borrowing of Revolving Loans and/or Term Loans, (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of JPMC with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the

Administrative Agent by the Borrower; provided, however, that if, on the date the Borrowing Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)    Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Required Lenders, as applicable.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in JPMC’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to LIBOR Loans.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, and subject to the terms and conditions set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under such Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the aggregate Revolving Commitments, (y) without duplication, the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Notwithstanding the above (except that at no time shall the Outstanding Amount of the L/C Obligations exceed the Letter of Credit Sublimit), unless the applicable L/C Issuer shall otherwise consent in its sole discretion, no L/C Issuer shall be obligated to issue Letters of Credit hereunder having a maximum aggregate amount in excess of Nine Million and No/100 Dollars ($9,000,000.00) at any one time outstanding. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    No L/C Issuer shall issue any Letter of Credit, if:
(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or the last extension, unless the Required Revolving Lenders have approved such expiry date; or
(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.
(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer reasonably deems material to it;
(B)    the Letter of Credit is a commercial letter of credit or the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than Five Hundred Thousand and No/100 Dollars ($500,000.00);
(D)    such Letter of Credit is to be denominated in a currency other than U.S. Dollars;
(E)    any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such

Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(F)    the Letter of Credit contains any provisions for automatic restatement of the stated amount after any drawing thereunder; or
(G)    any proceeds of the Letter of Credit would be made to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions, or (ii) in any manner that would result in a violation of any Sanctions by a party to this Agreement, in any material respect.
(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The Applicable L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Applicable Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by an Applicable L/C Issuer in connection with any Applicable Letters of Credit issued by it or proposed to be issued by it and any Issuer Documents pertaining to such Applicable Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Applicable L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Applicable L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower (on behalf of the Borrower, CCIT II or any Subsidiary of the Borrower) delivered to the Applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the Applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Applicable L/C Issuer may require. Additionally, the Borrower shall furnish to the Applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Applicable L/C Issuer or the Administrative Agent may require.
(ii)    Promptly after receipt of any Letter of Credit Application, the Applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the Applicable L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage multiplied by the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the Applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Applicable L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Applicable L/C Issuer, the Borrower shall not be required to make a specific request to the Applicable L/C Issuer for any such extension. Once an

Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Applicable L/C Issuer shall not permit any such extension if (A) the Applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Applicable L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice). Any notice given by the Applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) to the Administrative Agent for the account of the Applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the

Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Applicable L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the Applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the Applicable L/C Issuer.
(v)    Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the Applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Applicable L/C Issuer for the amount of any payment made by the Applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of an Applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Applicable L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such Applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after an Applicable L/C Issuer has made a payment under any Applicable Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of an Applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of an Applicable L/C Issuer pursuant to Section 2.03(c)(ii) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Applicable L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse each Applicable L/C Issuer for each drawing under each Applicable Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the Applicable L/C Issuer of any requirement that exists for such Applicable L/C Issuer’s protection and not the protection of the Borrower or any waiver by such Applicable L/C Issuer which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the Applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the Applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the Applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any Applicable L/C Issuer, and any Applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Applicable L/C Issuer’s willful misconduct or gross negligence or the Applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign an Applicable Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Applicable L/C Issuer may send an Applicable Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP. Unless otherwise expressly agreed by the Applicable L/C Issuer and the Borrower when an Applicable Letter of Credit is issued, the rules of the ISP shall apply to each Applicable Letter of Credit. Notwithstanding the foregoing, the Applicable L/C Issuer shall not be responsible to the Borrower for, and the Applicable L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Applicable L/C Issuer required under any Law that is required to be applied to any Letter of Credit, including the Law or any order of a jurisdiction where the Applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for LIBOR Loans multiplied by the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the Applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to the Applicable L/C Issuer. The Borrower shall pay directly to the Applicable L/C Issuer for its own account a fronting fee with respect to each Applicable Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Applicable Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Applicable Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the Applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse each Applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary of the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiary.
2.04    Prepayments.
(a)    Optional Prepayment. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans and (B) on the date of prepayment of Base Rate Loans, in each case, or such later time as is reasonably acceptable to the Administrative Agent; and (ii) any prepayment of LIBOR Loans or Base Rate Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Loans are to be prepaid, the Interest Period(s) of such LIBOR Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a Change of Control, refinancing transaction or acquisition or other Investment). Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be promptly paid to the Lenders in accordance with their respective Applicable Percentages.
(b)    Mandatory Prepayment.
(i)    Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all L/C Obligations, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall within one (1) Business Day after demand pay to the Administrative Agent for the account of the Revolving Lenders the amount of such excess.
(ii)    Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Revolving Loans. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 3.05.
2.05    Termination or Reduction of Commitments.
(a)    Unless previously terminated in accordance with the terms of this Agreement, the Revolving Commitments shall terminate on the applicable Maturity Date for the Revolving Facility, and the Term Commitments shall terminate upon the Delayed Draw Termination Date.
(b)    The Borrower may, upon notice to the Administrative Agent, terminate the aggregate Revolving Commitments, or from time to time permanently reduce the aggregate Revolving Commitments or aggregate Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction of the Revolving Commitments shall be in an aggregate amount of Ten Million and No/100 Dollars ($10,000,000.00) or any whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof, (iii) any reduction of the

Term Commitments pursuant to this Section 2.05(b) shall be in the full amount of the then unfunded aggregate Terms Commitments, (iv) the Borrower shall not terminate or reduce the aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (A) any Lender’s aggregate Outstanding Amount of Revolving Loans plus such Lender’s Applicable Percentage of the Outstanding Amount of L/C Obligations would exceed its Revolving Commitment or (B) the Total Revolving Outstandings would exceed the aggregate Revolving Commitments or the L/C Obligations would exceed the Letter of Credit Sublimit. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the aggregate Revolving Commitments; provided, that such termination or reduction may be conditioned on the occurrence of any subsequent event (including a Change of Control, refinancing transaction or acquisition or other Investment). Any reduction of the aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the aggregate Revolving Commitments shall be paid on the effective date of such termination.
(c)    Notwithstanding anything to the contrary herein and without limiting Section 7.11(g), if the Consolidated Net Worth of the Combined Companies is, at any time, less than an amount equal to (i) $500,000,000, plus (ii) the CNW Adjustment Amount (a "Facility Reduction Event"), then the Facility Amount shall be automatically and permanently reduced to $400,000,000 (which reduction shall be allocated to the Revolving Facility and the Term Facility on pro rata basis based on the aggregate Revolving Commitments and the aggregate Term Commitments in effect immediately to such Facility Reduction Event), and the Borrower will repay any principal amount outstanding in excess of the reduced Revolving Facility and Term Facility, respectively, within ten (10) days of demand therefor.
2.06    Repayment of Loans. The Borrower shall repay to the Lenders (a) on the applicable Maturity Date for the Revolving Facility, the aggregate outstanding principal amount of Revolving Loans, and (b) on the Maturity Date for the Term Facility, the aggregate outstanding principal amount of Term Loans and all other Obligations outstanding on such date.
2.07    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Rate for LIBOR Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.
(b)    (1)    While any Event of Default arising under Section 8.01(a)(i), (f) or (g) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)    Upon the request of the Required Lenders, while any Event of Default has occurred and is then continuing (other than as set forth in clause (b)(i) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.08    Fees.
(a)    Extension Fee. If the Maturity Date is extended in accordance with Section 2.16, the Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “Extension Fee”) equal to 0.075% of each Lender’s Revolving Commitment being extended on the effective date of such extension. Such Extension Fee shall be due and payable in full on, and subject to the occurrence of, the effective date of such extension.
(b)    Revolving Facility Unused Fee. During the period from the Closing Date to and including the Maturity Date applicable to the Revolving Facility, the Borrower agrees to pay to the Administrative Agent for the ratable account of the Revolving Lenders an unused facility fee (the “Revolving Facility Unused Fee”) equal to the sum of the daily amount (the “Unused Revolving Facility Amount”) by which the aggregate amount of the Revolving Commitments exceeds the aggregate Outstanding Amount of the Revolving Loans and the L/C Obligations set forth in the table below multiplied by the corresponding per annum rate:

Unused Revolving Facility Amount	Revolving Facility Unused Fee (percent per annum)
Greater than 50% of the aggregate amount of Revolving Commitments	0.25%
Less than or equal to 50% of the aggregate amount of Revolving Commitments	0.15%
Such Revolving Facility Unused Fee shall be computed on a daily basis and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date applicable to the Revolving Facility, with the first such payment being due on December 31, 2019.
(c)    Term Facility Unused Fee. During the period from the Closing Date to and including the Delayed Draw Termination Date, the Borrower agrees to pay to the Administrative Agent for the ratable account of the Term Lenders an unused facility fee (the “Term Facility Unused Fee”) equal to the amount of the daily balance of the Term Commitment of such Lender (the “Unused Term Facility Amount”) multiplied by 0.25% per annum. Such Term Facility Unused Fee shall be computed on a daily basis and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Delayed Draw Termination Date, with the first such payment being due on December 31, 2019.
(d)    Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.09    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to LIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Combined Companies or for any other reason, the Borrower, the Administrative Agent or the Required Lenders determine that (i) the Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and/or each Applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, if applicable, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under any other provision of this Agreement, including without limitation, Section 2.03(c)(iii), 2.03(h) or 2.07(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the credit facilities provided for herein and the repayment of all other Obligations hereunder.
2.10    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes, which shall evidence such Lender’s Loans (Revolving Loans and Term Loans) in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.11    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by any Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in U.S. Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (1)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)    Payments by the Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due such parties.
2.12    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13    Increase in Commitments.
(a)    Request for Increase. Provided no Default exists and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders if requested by the Borrower), the Borrower may request increases in the Revolving Facility and/or the Term Facility so long as the Facility Amount (after giving effect thereto) shall not exceed, in the aggregate, Seven Hundred Fifty Million and No/100 Dollars ($750,000,000.00). Borrower may (i) request an increase in the aggregate Revolving Commitments and/or (ii) request an increase in the principal amount of any existing Term Loan or, request a new tranche or tranches of term loans (each request for a new tranche, a “New Term Loan”); provided that any such request for an increase must be in an aggregate minimum amount of Fifty Million and No/100 Dollars ($50,000,000.00) and integral multiples of Five Million and No/100 Dollars ($5,000,000.00) in excess thereof. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders) and the Borrower may also invite prospective lenders to respond. The Borrower may not provide the notice to any Lender or instruct the Administrative Agent to only send the notice to certain Lenders.
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment or agrees to increase its existing Term Loan or participate in a New Term Loan, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or New Term Loan. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or increase its existing Term Loan or participate in a New Term Loan, as applicable. Each prospective lender shall notify the Administrative Agent within such time period whether or not it agrees to fund any portion of the requested increase in the aggregate Revolving Commitments or to fund any portion of the increased Term Loan or the New Term Loan, as applicable, and, if so, by what amount. Any prospective lender not responding within such time period shall be deemed to have declined to fund any portion of the requested increase in the aggregate Revolving Commitments or to fund any portion of an increase in any Term Loan or a New Term Loan, as applicable. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or to increase its existing Term Loan or participate in a New Term Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. The Borrower shall not be obligated to offer to any Lender an opportunity to participate or allocate any such participation in the New Term Loan or increase its Revolving Commitment.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower of the Lenders’ and prospective lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (only in its capacity as such) and, in the case of an increase in the aggregate Revolving Commitments, each L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. If any prospective lender agrees to fund any portion of the requested increase in the aggregate Revolving

Commitments or to fund any portion of an increase in any Term Loan or a New Term Loan, as applicable (an “Additional Lender”), such Additional Lender shall (i) execute such documents and agreements as the Administrative Agent may reasonably request to become a Lender hereunder, and (ii) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
(d)    Effective Date and Allocations. If the aggregate Revolving Commitments are increased, any existing Term Loan is increased or a New Term Loan is added in accordance with this Section, the Administrative Agent (solely in its capacity as such) and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase which, for any existing Lender participating in such increase, need not be ratable in accordance with their respective Revolving Commitments or Term Loans prior to such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation selected by the Borrower of such increase and the Increase Effective Date. The selection of Lenders and allocations shall be subject to the Borrower’s consent.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall pay any fees agreed to in connection therewith and deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent: (i) a customary opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender which will have a Commitment with respect to the increase (the “Increase Lenders”), as to matters concerning the Loan Parties and the Loan Documents under applicable laws as the Administrative Agent or the Increase Lenders may reasonably request, (ii) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate, partnership, member or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase; (iii) if applicable, new Revolving Notes executed by the Borrower, payable to any new Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Lenders increasing their Revolving Commitments, in the amount of such Lender’s Revolving Commitment as of the Increase Effective Date; (iv) if applicable, new Term Notes executed by the Borrower, payable to any new Lenders and replacement Term Notes executed by the Borrower, payable to any existing Lenders increasing their existing Term Loan(s) or participating in a New Term Loan, in the amount of such Lender’s increased existing Term Loan or New Term Loan, as applicable, as of the Increase Effective Date, and (v) a certificate of the Borrower signed by a Responsible Officer of the Borrower, certifying that, before and after giving effect to such increase,
(1)    no Default or Event of Default shall have occurred and be continuing;
(2)    the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except (x)

to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (x)) after giving effect to such qualification, and (z) for purposes of this Section 2.13(e), the representations and warranties contained in subsections (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;
(3)    the Borrower is in compliance, on a Pro Forma Basis, with the financial covenants in Section 7.11; and
(4)    no Facility Reduction Event shall have occurred.
In the event of an increase in the aggregate Revolving Commitments, the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section. The Borrower and the Lenders providing such increase in the aggregate Revolving Commitments may enter into an amendment to this Agreement as is necessary to evidence such increase without the consent of any other Lender. In the event of any increase in any existing Term Loan or any New Term Loan, the Borrower and the Lenders providing such increase in any existing Term Loan or New Term Loan, as applicable, shall enter into an amendment to this Agreement as is necessary to evidence such increase or New Term Loan and all issues related thereto, including but not limited to, the amount of such increase and/or the amount, pricing and maturity of such New Term Loan, as applicable, and all Lenders not providing such increase or New Term Loan hereby consent to such limited scope amendment without future consent rights, provided that any such amendment regarding the New Term Loan shall provide that (i) the maturity date for such New Term Loan shall be later than the Maturity Date(s) for all then-existing Term Loans, (ii) the weighted average life to maturity of such New Term Loan shall not be shorter than the weighted average life to maturity of the then existing Term Loans and (iii) except for the maturity date as provided in clause (i), amortization as provided in clause (ii) or pricing and fees, the terms of such New Term Loan shall (A) be consistent with the terms of the then existing Term Loans, or (B) otherwise only apply after the Maturity Date for the then existing Term Loan.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 to the contrary.
2.14    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or an Applicable L/C Issuer (i) if any Applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the

Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or any Applicable L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (unless provided by the applicable Defaulting Lender).
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and the Lenders’ obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation).
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure L/C Obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or such other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (y) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03 to the extent that Administrative Agent exercises remedies set forth in Section 8.02(b)), and (z) the Person providing Cash Collateral and each Applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Applicable L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by one or more Applicable L/C Issuers, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default has occurred and is then continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, to the payment of any amounts owing to the Lenders and the Applicable L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default has occurred and is then continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their respective Applicable Percentages hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fees payable under Section 2.08 (including any Extension Fee) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    No Defaulting Lender shall be entitled to receive any Letter of Credit Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); provided, however, notwithstanding the above, each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(C)    (1) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Applicable L/C Issuers the remaining amount of any such fee otherwise payable to such Defaulting Lender after giving effect to the amount paid in clause (x) to the extent allocable to each such Applicable L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee. (2) With respect to any fee payable under Section 2.08(b) not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (y) pay to the Applicable L/C Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each such Applicable L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages under the Revolving Facility (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (y) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (z) such reallocation does not cause the aggregate principal amount of any non-Defaulting Lender’s outstanding Revolving Loans plus such non-Defaulting Lender’s participation in L/C Obligations to exceed such non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuers agree in writing that a Defaulting Lender shall no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16    Extension of Revolving Facility Maturity Date.
(a)    Request for Extension. The Borrower shall have the right, exercisable two times, by written notice to the Administrative Agent (such notice, an “Extension Notice”), to, subject to satisfaction of the conditions set forth in Section 2.16(b), extend the Maturity Date applicable to the Revolving Facility by six months (which date shall in each case be referred to herein as the “Extended Maturity Date”). All references to the “Maturity Date” in this Section 2.16 shall be deemed to refer to the Maturity Date then applicable to the Revolving Facility. The Borrower shall deliver an Extension Notice at least thirty (30) days, but no more than ninety (90) days, prior to the then current Maturity Date. The Administrative Agent shall distribute any such Extension Notice to the Lenders promptly following its receipt thereof.
(b)    Conditions Precedent to Effectiveness of Maturity Date Extension. As conditions precedent to the effectiveness of each such extension of the Maturity Date, each of the following requirements shall be satisfied on the date of such extension as determined in good faith by the Administrative Agent:
(i)    The Administrative Agent shall have received an Extension Notice within the period required under Section 2.16(a) above;
(ii)    On the date of such Extension Notice and on the then current Maturity Date, as applicable, both immediately before and immediately after giving effect to such extension, no Default or Event of Default shall have occurred and be continuing;
(iii)    The Borrower shall have paid to the Administrative Agent the Extension Fee;

(iv)    The Administrative Agent shall have received a certificate of each Loan Party dated as of the then current Maturity Date, signed by a Responsible Officer of such Loan Party (A)(1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension or (2) certifying that, as of the then current Maturity Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (which resolutions include approval for an extension of the Maturity Date for up to two successive six month periods after the Initial Maturity Date) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption and (B) certifying that (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of the Extension Notice and, both before and after giving effect to such extension, on and as of the then current Maturity Date except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (x)) after giving effect to such qualification and (z) for purposes of this Section 2.16, the representations and warranties contained in subsections (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default shall have occurred and is then continuing; and
(v)    The Loan Parties shall have delivered to the Administrative Agent reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Loans.
(c)    Conflicting Provisions. This Section 2.16 shall supersede any provisions in Section 10.01 to the contrary.
ARTICLE III.     TAXES, YIELD PROTECTION,
ALTERNATE RATE OF INTEREST AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment by or on account of any obligation of any Loan Party under any Loan Document, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by such Loan Party or the Administrative Agent, as required by such Laws, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, as required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender or Applicable L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such Applicable L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(b) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such Applicable L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or each Applicable L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender or each Applicable L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Applicable L/C Issuer, as the case may be, under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender (which solely for purposes of this Section 3.01(e) shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W- 8BEN-E (or W-8BEN, as applicable), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender, for whom payments under the Loan Documents constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner of payments made under any Loan Documents, executed copies of IRS Form W- 8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including

Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Payments made by Administrative Agent. For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.
(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender the termination of the Revolving Facility and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market (each, a “LIBOR Illegality Event”), then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
During any period in which a LIBOR Illegality Event is in effect, the Borrower may request, through the Administrative Agent, that the Lenders affected by such LIBOR Illegality Event confirm that the circumstances giving rise to the LIBOR Illegality Event continue to be in effect. If, within thirty Business Days following such confirmation request, such Lenders have not confirmed the continued effectiveness of such LIBOR Illegality Event, then such LIBOR Illegality Event shall no longer be deemed to be in effect; provided, that (A) the Borrower shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 3.02 or the failure to provide confirmation of the continued effectiveness of such LIBOR Illegality Event shall in any way affect the Lenders’ right to provide any additional notices of an LIBOR Illegality Event as provided in this Section 3.02.
3.03    Alternate Rate of Interest.
(a)    If prior to commencement of any Interest Period for a LIBOR Loan:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any interest election request that requests the conversion of any Base Rate Loan to, or continuation of any LIBOR Loan as, a LIBOR Loan shall be ineffective, and (B) if any Borrowing Request requests a LIBOR Loan, such Loan shall be made as a Base Rate Loan. Each of the events and circumstances described in clauses (i) and (ii) is sometimes referred to herein as a “Market Disruption Event.”
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition

Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.
(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03.
(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any interest election request that requests the conversion of any Base Rate Loan to, or continuation of any LIBOR Loan as, a LIBOR Loan shall be ineffective, and (ii) if any Borrowing Request requests a LIBOR Loan, such Borrowing shall be made as a Base Rate Loan.
(f)    Subject to any agreement between the Administrative Agent and the Borrower establishing a Benchmark Replacement pursuant to Section 3.03(b) above, during any period in which a Market Disruption Event is in effect, the Borrower may request, through the Administrative Agent, that Administrative Agent (with respect to any Market Disruption Event under Section 3.03(a)(i) above) or the affected Lenders (who gave such notice under Section 3.03(a)(ii) above), as applicable, confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect. If, within thirty Business Days following such confirmation request, the Administrative Agent or the affected Lenders, as applicable have not confirmed the continued effectiveness of such Market Disruption Event, then such Market Disruption Event shall no longer be deemed to be in effect; provided, that (i) the Borrower shall not be permitted to submit any such request more than once in any 30 day period and (B) nothing contained in this Section 3.03 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Administrative Agent’s or the affected Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 3.03.
3.04    Increased Costs; Reserves on LIBOR Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (excluding any Tax described in the parenthetical contained in clause (ii) preceding) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to LIBOR (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Applicable L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender, such Applicable L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Applicable L/C Issuer or other Recipient, as applicable, the Borrower will pay to such Lender, Applicable L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Applicable L/C Issuer or other Recipient, as applicable, for such additional costs incurred or reduction suffered. If any Lender, Applicable L/C Issuer or other Recipient, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of any amounts as to which it has been paid by Borrower pursuant to this Section 3.04(a), an amount equal to such refund (but only to the extent of the payments made by Borrower under this Section 3.04), net of all out-of-pocket expenses of such Lender, Applicable L/C Issuer or other Recipient, as applicable, shall (1) in the case of a Lender, be deducted from the interest amount payable by Borrower to such Lender for the next subsequent calendar month, (2) in the case of an Applicable L/C Issuer, be deducted from the Letter of Credit Fees payable by Borrower to such Applicable L/C Issuer on the next subsequent payment date pursuant to Section 2.03(h), and (3) in the case of any other Recipient, be promptly refunded to the Borrower.
(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or, liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Applicable L/C Issuer, to a level below that which such Lender or such Applicable L/C Issuer or such Lender’s or such Applicable L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Applicable L/C Issuer’s policies and the policies of such Lender’s or such Applicable L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Applicable L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Applicable L/C Issuer or such Lender’s or such Applicable L/C Issuer’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an Applicable L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or their respective holding companies, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Applicable L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Applicable L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Applicable L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Notwithstanding the foregoing, no Lender or L/C Issuer will be entitled to demand, and the Borrower will not be obligated to pay, any amount under this Section 3.04 to the extent that such demand is applied to the Loan Parties in a discriminatory manner.
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert into any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of the replacement of a Lender pursuant to Sections 3.06(b) and 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate of an affected Lender setting forth its calculation of losses in detail will be conclusive and binding in the absence of manifest error.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender determines or any Governmental Authority has asserted that it is unlawful for such Lender or its Lending Office to make, maintain or fund Loans pursuant to Section 3.02 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07    Survival. All of the Borrower’s obligations under this Article III shall survive the termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.     CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension. The effectiveness of this Agreement and the obligation of each Lender and each L/C Issuer to make its initial Credit Extension hereunder are subject to the satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or e-mails (in a .pdf format) or telecopies (in each case, followed promptly by originals to the extent set forth below or otherwise requested by the Administrative Agent) unless otherwise specified, each properly executed by a Responsible Officer of each Loan Party (as applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement and the Guaranty, in such number as requested by Administrative Agent;
(ii)    Notes executed by the Borrower in favor of each Lender requesting a Note (which, to the extent delivered via e-mail (in a .pdf format) or telecopies, shall be followed promptly by originals);
(iii)    a duly executed Borrowing Notice with respect to the Closing Date Term Loans;
(iv)    a Disbursement and Rate Management Authorization and Instruction Agreement, if, and as, required by Administrative Agent and all other Loan Documents to be executed by any Loan Party;
(v)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Loan Parties as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which a Loan Party is a party;
(vi)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;
(vii)    a favorable opinion of Sullivan & Cromwell LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(viii)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(ix)    a certificate signed by a Responsible Officer of each Loan Party certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since September 30, 2019 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(x)    a Solvency Certificate from the Borrower certifying that, after giving effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), the Combined Companies, taken as a whole and on a consolidated basis, are Solvent;
(xi)    a duly completed Compliance Certificate calculated on a Pro Forma Basis for the Combined Companies’ fiscal quarter ending September 30, 2019, together with backup documentation acceptable to Administrative Agent;
(xii)    the financial statements referenced in Section 5.05(a);
(xiii)    such additional customary assurances or certifications with respect to satisfaction of the conditions precedent in Article IV as the Administrative Agent, the L/C Issuers or the Required Lenders reasonably may require; and
(xiv)    (a) the Administrative Agent and each Lender shall have received all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (b) shall be deemed to be satisfied).
(b)    All fees required hereunder or under the Fee Letter to be paid on or before the Closing Date shall have been paid.
(c)    Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of Jones Day and Quarles & Brady LLP, in each case, as outside counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced (which invoice may be in summary form) at least two (2) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(d)    To the extent that any Project is not included in the pool of Qualified Unencumbered Properties prior to the Closing Date, any Project to be added on the Closing Date shall have satisfied the requirements of Section 6.12(a).
(e)    All obligations outstanding under the Existing Credit Agreement shall be concurrently paid in full.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any request for Credit Extension (including the request for the initial Credit Extension, but excluding a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower and each other applicable Combined Company contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (i)) after giving effect to such qualification and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    After giving effect to the Credit Extension, the aggregate principal amount of all outstanding Revolving Loans does not exceed the aggregate amount of the Revolving Commitments.

(d)    The Administrative Agent and, if applicable, each Applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
(e)    If the requested Credit Extension would cause the aggregate Borrowings (excluding any conversion of Loans to the other Type and the continuing of LIBOR Loans) under the credit facilities hereunder within the current fiscal quarter to exceed twenty percent (20%) of the then-current Facility Amount, then Borrower shall deliver to Administrative Agent a compliance certificate (with supporting calculations) evidencing that the Combined Companies are in compliance on a Pro Forma Basis with the provisions of Section 7.11 after giving effect to the requested Credit Extension.
Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of LIBOR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (c) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.     REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power. Each Combined Company and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except, solely in the case of a Combined Company that is not a Loan Party, to the extent that the failure of such Combined Company to be duly organized or formed and in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of a Loan Party, execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated by the Loan Documents, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Lien permitted hereby) under, or require any payment to be made under any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party, which would reasonably be expected to have a Material Adverse Effect; (c) materially conflict with or result in any material breach or contravention of, or the creation of any Lien (other than a Lien permitted hereby) under, or require any payment to be made under any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) violate any Law in any material respect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of any of the transactions contemplated hereby other than those that have already been duly made or obtained and remain in full force and effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, or by general equitable principles relating to enforceability (regardless of whether enforcement is sought at law or equity).
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Combined Companies as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Combined Companies as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be shown therein pursuant to GAAP.
(b)    Since September 30, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(c)    The consolidated forecasted balance sheet and statements of income and cash flows of the Combined Companies delivered pursuant to Section 6.01(c), and those delivered on or prior to the Closing Date, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery such forecasts (it being understood and agreed that forecasts, estimates and projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such representations will in fact be realized). As to statements, information and reports specified as having been derived by the Combined Companies from third parties, other than Affiliates of the Borrower or any of its

Subsidiaries, the Borrower represents only that it has no knowledge of any material misstatement therein.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Combined Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any other Loan Party or against any of their properties or revenues that (a) challenges the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) have a reasonable probability of being determined adversely and if determined adversely would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.07    No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property. Each Combined Company and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, set forth on Schedule 1.01 is a list of all Qualified Unencumbered Properties owned by the Combined Companies with a notation as to which Loan Party owns each Qualified Unencumbered Property. Neither the Qualified Unencumbered Properties nor the Equity Interests of any Subsidiary Guarantor are subject to any Liens, other than Liens permitted by Section 7.01.
5.09    Environmental Compliance. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither any Combined Company nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any Environmental Permit required under any applicable Environmental Law, (ii) has incurred any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or conditions that could reasonably be expected to result in any Environmental Liability.
5.10    Insurance. Each Combined Company and its Subsidiaries insure their properties (after giving effect to self-insurance) in such amounts, with such deductibles and covering such risks, as are reasonable and prudent, and customarily carried by companies engaged in similar businesses and owning similar properties in the respective localities where such Combined Company or the applicable Subsidiary operates.
5.11    Taxes. Each Combined Company and each of its Subsidiaries has timely filed all federal and material state and other tax returns and reports required to be filed, and has timely paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) which would not reasonably be expected to have a Material Adverse Effect.

5.12    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Combined Companies, nothing has occurred that would prevent or cause the loss of such tax-qualified status. None of the Qualified Unencumbered Properties constitutes a “plan asset” and Borrower does not hold “plan assets” within the meaning of 29 C.F.R. 2510.3-101 as modified in operation by Section 3(42) of ERISA.
(b)    There are no pending or, to the knowledge of the Combined Companies, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred, and neither any Combined Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) each Combined Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Combined Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Combined Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments for which the due date has passed; (v) neither any Combined Company nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither any Combined Company nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13    Subsidiaries; Equity Interests; Companies. Set forth on Schedule 5.13 is a complete and accurate list of all Combined Companies, showing as of the Closing Date (as to each Combined Company) the jurisdiction of its incorporation or organization and the type of organization it is.
5.14    Margin Regulations; Investment Company Act.
(a)    No Combined Company is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Credit Extension, not more than 25% of the value of the assets (of the Borrower only or of the Combined Companies and their respective Subsidiaries on a consolidated basis) will be margin stock.
(b)    No Combined Company is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. No written information or written data (excluding any forecasts, projections, budgets, estimates and general market or industry data) furnished by or on behalf of any Combined Company to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished or publicly disclosed by any Combined Company) when provided and when taken as a whole with all other information or data provided, furnished or disclosed by the Combined Companies contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, (i) with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that forecasts, estimates and projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such representations will in fact be realized) and (ii) as to statements, information and reports specified as having been derived by the Borrower from third parties, other than Affiliates of the Borrower or any of its Subsidiaries, the Borrower represents only that it has no knowledge of any material misstatement therein.
5.16    Compliance with Laws. Each Combined Company is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17    Taxpayer Identification Number. Each Combined Company’s true and correct U.S. taxpayer identification number as of the Closing Date is set forth on a list provided to the

Administrative Agent on or prior to the Closing Date, which the Administrative Agent is authorized to post on the Platform (or, in the case of a Person that becomes a Guarantor after the Closing Date, is set forth in the information provided to the Administrative Agent with respect to such Subsidiary pursuant to Section 6.12).
5.18    Sanctions Laws and Regulations; Anti-Money Laundering Laws; Anti-Corruption Laws.
(a)    Each Combined Company and each Related Party thereof has implemented and maintains in effect policies and procedures designed to achieve compliance by such Person, its Affiliates and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions. Each Combined Company and their Related Parties, and to the knowledge of the chief executive officer, chief financial officer or general counsel of the Borrower, any director, officer or employee thereof, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Combined Companies or any Related Party thereof, or (ii) to the knowledge of the chief executive officer, chief financial officer or general counsel of the Borrower, any director, officer or employee of any Combined Company or any Related Party thereof that will act in any capacity in connection with or benefit from the transactions contemplated hereby, is a Sanctioned Person. No transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions, in any material respect.
(b)    No Combined Company nor any Related Party thereof (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.
5.19    Solvency. The Combined Companies, taken as a whole and on a consolidated basis, are Solvent.
5.20    Closing Date Indebtedness. As of the Closing Date, if all Investments of the Loan Parties and their respective Subsidiaries existing as of the Closing Date were made on the Closing Date, all such Investments would be permitted to be made under Section 7.02.
5.21    Beneficial Ownership Certification. As of the Closing Date, to the best knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
ARTICLE VI.     AFFIRMATIVE COVENANTS
So long as any Lender shall have any Revolving Commitment hereunder, any Revolving Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent obligation not yet due and payable):

6.01    Financial Statements. The Borrower shall deliver to the Administrative Agent, on behalf of the Lenders:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Combined Companies (commencing with the fiscal year ending December 31, 2019), consolidated balance sheets of the Combined Companies, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’/equityholder’s equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and each prepared in accordance with GAAP, certified by the chief financial officer, treasurer or controller of CCIT II or the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Combined Companies in accordance with GAAP, and audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which reports and opinions shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception (other than any such qualification or exception solely as a result of the Loans becoming current obligations as a result of the maturity of the Loans during the fiscal year immediately following the fiscal year for which such statements are furnished) or any qualification or exception as to the scope of such audits, and which reports shall state that such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, or words of a similar effect (except for changes with which such independent certified public accountant, if applicable, shall concur and which shall have been disclosed in the notes to such financial statements) (which reports shall be subject to the confidentiality limitations set forth herein); and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Combined Companies (commencing with the fiscal quarter ending March 31, 2020), an unaudited consolidated balance sheet of the Combined Companies, as at the end of such fiscal quarter, the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, as applicable, and the related unaudited consolidated statements of changes in shareholders’/equityholder’s equity, and cash flows for the portion of the Borrower’s fiscal year then ended, as applicable, in each case (commencing with the fiscal quarter ending March 31, 2020) setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all of the foregoing information in this Section 6.01(b) to be in reasonable detail, certified by the chief financial officer, treasurer or controller of CCIT II or the Borrower as fairly presenting the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Combined Companies in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Combined Companies (commencing with the fiscal year ended December 31, 2019), forecasts prepared by management of the Combined Companies, in form reasonably satisfactory to the Administrative Agent, of consolidated and consolidating balance sheets and statements of income or operations and cash flows of the Combined Companies on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the latest Maturity Date occurs).
Financial statements from time to time furnished pursuant to this Section 6.01(a) or (b) shall in form be consistent with the financial statements referred to in Section 5.05(a). As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02    Certificates; Other Information. The Borrower shall deliver to the Administrative Agent, on behalf of the Lenders, in form and detail reasonably satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower. Each Compliance Certificate shall certify compliance with the covenants set forth in Sections 7.02 and 7.11 in form and detail consistent with the Compliance Certificate provided to the Administrative Agent pursuant to Section 4.01(a)(xi);
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of CCIT II, and copies of all annual, regular, periodic and special reports and registration statements which the Combined Companies may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto (including, without limitation, all form 10-K and 10-Q reports);
(c)    promptly, except to the extent prohibited by Law or would reasonably be expected to result in the loss of an attorney-client privilege or would violate a confidential obligation to a Person that is not an Affiliate of the Borrower, following any written request therefor, such other information regarding the operations, business or corporate affairs or financial condition of the Combined Companies or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or the Required Lenders through the Administrative Agent may reasonably request;
(d)    promptly after the assertion or occurrence thereof, written notice of any action or proceeding against or of any noncompliance by any Combined Company or any of its Subsidiaries with any applicable Environmental Law or applicable Environmental Permit that could reasonably be expected to have a Material Adverse Effect; and
(e)    promptly, any information that the Administrative Agent deems lawfully necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

Documents required to be delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 (other than Section 6.03(a)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Combined Companies posts such documents, or provides a link thereto on CCIT II’s or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of any Combined Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Company shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Combined Companies or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03    Notices. The Borrower shall promptly notify the Administrative Agent, on behalf of the Lenders:
(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(c)    of the occurrence of any ERISA Event;
(d)    of any material change in accounting policies or financial reporting practices by any Combined Company or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.09(b);
(e)    within ten (10) Business Days of any Combined Company becoming aware of (i) any Release, or threat of Release, of any Hazardous Materials in violation of any applicable Environmental Law at any Project; (ii) any violation of any applicable Environmental Law that any Combined Company or any of their respective Subsidiaries required to be reported in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) any Qualified Unencumbered Property, or (B) any other Project that, in each case under clauses (i) through (iii) above, could reasonably be expected to have a Material Adverse Effect; and
(f)    of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of CCIT II or the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and the other Companies have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Taxes. The Loan Parties shall, and shall cause each of the other Combined Companies to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Person or (ii) the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.05    Preservation of Existence, Etc. The Loan Parties shall, and shall cause each of the other Combined Companies to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.04 or 7.05 or (ii) solely with respect to any Combined Company that is not a Loan Party, unless the failure to do so would not reasonable by expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c)

preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect; (d) maintain or cause to be maintained (as applicable) CCIT II’s status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status; and (e) be organized under the laws of the District of Columbia or any state of the United States.
6.06    Maintenance of Properties. The Loan Parties shall, and shall cause each of the other Combined Companies to, (a) maintain, preserve and protect in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, all of (i) its Qualified Unencumbered Properties and (ii) its other material properties and equipment necessary in the operation of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.07    Maintenance of Insurance. The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain and cause each of its Subsidiaries to maintain with financially sound and reputable insurance companies not Affiliates of the Combined Companies (after giving effect to any self-insurance), insurance with respect to its properties and its business against general liability, property casualty and such other casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses.
6.08    Compliance with Laws. The Loan Parties shall, and shall cause each of the other Combined Companies to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. The Loan Parties will maintain in effect and enforce policies and procedures designed to achieve compliance by the Combined Companies, their Affiliates and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
6.09    Books and Records. The Loan Parties shall, and shall cause each of the other Combined Companies to, (a) maintain proper books of record and account, in accordance with GAAP (or applicable local standards (it being understood and agreed that foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder)) consistently applied in all material respects and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Person.
6.10    Inspection Rights. The Loan Parties shall, and shall cause each of the other Combined Companies to, except to the extent prohibited by applicable Law or as would reasonably be expected to result in the loss of attorney-client privilege, permit representatives and independent contractors of the Administrative Agent (who may be accompanied by representatives and independent contractors of any Lender) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours to be mutually agreed in advance; provided, that unless an Event of Default has occurred and is continuing, (i) only one such inspection per calendar year shall be at the expense of the Borrower and (ii) there shall be no more than two inspections in any calendar year.
6.11    Use of Proceeds. The Borrower shall use the proceeds of the Credit Extensions for general corporate purposes, including for refinancing existing Indebtedness (including the Indebtedness under the Existing Credit Agreement), financing acquisitions, funding working capital and capital expenditures and Restricted Payments and Investments to the extent otherwise permitted hereunder, and, in each case, related fees, commissions, and expenses, not in contravention of any Law or of any Loan Document.
6.12    Additional Qualified Unencumbered Properties; Guarantors.
(a)    If at any time the Borrower desires to include any Project to the pool of Qualified Unencumbered Properties, prior to any such inclusion the Borrower shall notify the Administrative Agent in writing of its desire to include such Project in the pool of Qualified Unencumbered Properties, which notice shall also include (i) the name of the owner (each, a “Project Owner”) of all or any portion of such Project (which Project Owner(s) must be the Borrower or a Wholly-Owned Subsidiary of the Borrower as of the date on which such Project is added as a Qualified Unencumbered Property), and (ii) a certification that (A) such Project satisfies the criteria set forth in the definition of “Qualified Unencumbered Properties” and (B) no Default or Event of Default exists or would result from the inclusion of such Project as a Qualified Unencumbered Property.
(b)    In the event that any Combined Company that is not already a Guarantor hereunder (i) becomes a guarantor of any Indebtedness pursuant to a guaranty constituting Recourse Debt or (ii) otherwise incurs any Recourse Debt, such Combined Company shall, in accordance with the terms set forth in Section 6.12(c) below, become a Guarantor hereunder and, to the extent the guaranty or incurrence of such Indebtedness is otherwise prohibited pursuant to the terms hereof, it shall obtain (or shall have obtained) the prior written consent of the Administrative Agent.
(c)    At least ten (10) Business Days prior to the date (y) any Project is to be included in the pool of Qualified Unencumbered Properties or (z) a Combined Company that is not already a Guarantor hereunder shall become a guarantor of any Indebtedness pursuant to a guaranty constituting Recourse Debt, or otherwise incur any Recourse Debt, the Borrower shall
(i)    to the extent the existence, guaranty or incurrence of the Indebtedness referred to in Section 6.12(b), as applicable, is otherwise prohibited pursuant to the terms hereof, obtain (or have obtained) the prior written consent of the Administrative Agent;

(ii)    provide the Administrative Agent with the U.S. taxpayer identification number for each such Project Owner or such Combined Company, as applicable;
(iii)    provide the Administrative Agent, on behalf of the Lenders, with all documentation and other information concerning each such Wholly-Owned Subsidiary or such Combined Company, as applicable, that the Administrative Agent or any Lender may reasonably request in order to comply with their obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;
(iv)    cause each such Project Owner or such Combined Company, as applicable, to execute and deliver a joinder agreement in substantially the form attached hereto as Exhibit F; and
(v)    deliver to the Administrative Agent (1) the items referenced in Section 4.01(a)(v) with respect to such Project Owner (and each Direct Owner and Indirect Owner of the Equity Interests therein) or such Combined Company, as applicable, and (2) as and to the extent reasonably requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to matters concerning such Project Owner or such Combined Company, as applicable, and the Loan Documents as the Administrative Agent may reasonably request.
(d)    Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender with respect to any Project Owner (or any Direct Owner or Indirect Owner of the Equity Interests therein) are not reasonably satisfactory to the Administrative Agent or any Lender, such Project Owner shall not be permitted to become a Guarantor, and for the avoidance of doubt no Project owned or ground leased by such Project Owner shall be included in the pool of Qualified Unencumbered Properties, as applicable, without the prior written consent of the Administrative Agent and the Required Lenders.
6.13    Compliance with Environmental Laws. The Loan Parties shall comply, and use its commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits relating to such properties; obtain and renew all material Environmental Permits necessary for its operations and properties; and conduct any required investigation, study, sampling and testing, and undertake any required cleanup, response, removal, remedial or other action necessary to remove, remediate and clean up all Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by it in accordance with the requirements of all applicable Environmental Laws; provided, however, that the Loan Parties shall not be required to undertake any such cleanup, removal, remedial or other action to the extent that (i) their obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or (ii) the Loan Parties are enforcing their rights in good faith and by proper proceedings under the terms of the lease to require the lessee to undertake such obligations.

6.14    Removal of Qualified Unencumbered Properties. The Borrower shall notify the Administrative Agent at any time that Borrower will be removing a Project from the pool of Qualified Unencumbered Properties. Upon the effective date of the removal of any Project from the pool of Qualified Unencumbered Properties, (a) if the owner of such Project is a Subsidiary Guarantor and shall cease to be the owner of any Qualified Unencumbered Property upon such removal, such Person shall cease to be a Subsidiary Guarantor and shall automatically, and without further action, be released from its obligations under the Loan Documents, and (b) upon the request, and at the expense of the Borrower, the Administrative Agent agrees to promptly execute and deliver such release documents and take such other actions reasonably requested or that may be reasonably necessary or advisable to acknowledge, evidence or complete any such release of such Person. Notwithstanding the foregoing, if any event described in Sections 8.01(f) or 8.01(g) shall occur with respect to a Subsidiary Guarantor, mutatis mutandis, without application of the 5% threshold, each Project owned or leased by such Subsidiary Guarantor shall automatically, without further action, be deemed, removed from the pool of Qualified Unencumbered Properties, and subject to, and conditioned upon, (y) the satisfaction of subsections (a) and (b) above, and (z) there being no existing Event of Default after the satisfaction of (a) and (b) above, such Subsidiary shall cease to be a Subsidiary Guarantor and shall automatically, and without further action, be released from its obligations under the Loan Documents.
6.15    Further Assurances. The Borrower shall, and shall cause each of the other Combined Companies to, promptly upon request by the Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document and (b) do, execute and take any and all such further acts, deeds, certificates and assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
6.16    Claims Pari Passu. The Borrower shall ensure that at all times the claims of the Creditor Parties under the Loan Documents rank at least pari passu with the claims of each Loan Party’s unsecured and unsubordinated creditors.
6.17    Anti-Corruption Laws. The Borrower shall, and shall cause each of the other Combined Companies to, conduct its businesses in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.
ARTICLE VII.     NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent obligation not yet due and payable), the Loan Parties shall not, nor shall they permit (as applicable) any of their respective Subsidiaries to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien or Negative Pledge upon (a) any Qualified Unencumbered Property or the right to receive any income therefrom or proceeds thereof, in each case, other than Permitted Property Encumbrances or (b) any Equity Interest of the Borrower, any Subsidiary Guarantor and any other Direct Owner or Indirect Owner of any Qualified

Unencumbered Property or the right to receive any income therefrom or proceeds thereof, in each case, other than Permitted Equity Encumbrances.
7.02    Investments. Make any Investments, except:
(a)    Investments held by the Borrower or its Subsidiaries in the form of cash or Cash Equivalents, and Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit;
(b)    Investments made by a Company in any other Company that is or would be consolidated with the Borrower for financial reporting purposes under GAAP;
(c)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or lessees;
(d)    Investments related to income-producing Projects, single tenant or mixed-use Projects, Construction in Progress, improved land, unimproved land, Eligible Liquid Investments, Eligible Real Estate Investments and any business activities and Investments reasonably incidental thereto (including REIT company common stock) and Investments in partnerships or joint ventures; provided, that such Investments together with any such Investments held by all other members of the Combined Companies, (collectively, the “Combined Companies Investments”) shall, as applicable, be limited as follows:
(i)    the aggregate value of the Combined Companies Investments in all non-wholly owned general and limited partnerships, joint ventures and other Persons (including, without limitation, Investments in C corporations, Investments in Investment Affiliates and any such Investments in existence as of the date hereof, including through the purchase or other acquisition of Equity Interests of any such Person) shall not constitute more than fifteen percent (15.0%) of Total Asset Value;
(ii)    Combined Companies Investments in Projects contributing to the calculation of Construction in Progress and Improved Land Value shall not, in the aggregate, at any time exceed an amount equal to ten percent (10.0%) of Total Asset Value (which for Construction in Progress and Improved Land Value held or owned by Investment Affiliates, will be based upon the Combined Companies Pro Rata Share of such Construction in Progress and Improved Land Value);
(iii)    Combined Companies Investments in Projects contributing to the calculation of Unimproved Land Value shall not at any time exceed an amount equal to five percent (5.0%) of Total Asset Value (which for Unimproved Land Value held or owned by Investment Affiliates, will be based upon the Combined Companies Pro Rata Share of such Unimproved Land Value);

(iv)    Combined Companies Investments in Eligible Real Estate Investments shall not, in the aggregate, exceed fifteen percent (15.0%) of Total Asset Value (which for Eligible Real Estate Investments held or owned by Investment Affiliates, will be based upon the Combined Companies Pro Rata Share of such Eligible Real Estate Investments); and
(v)    Combined Companies Investments in Eligible Liquid Investments shall not, in the aggregate, exceed fifteen percent (15.0%) of Total Asset Value (which for Eligible Liquid Investments held or owned by Investment Affiliates, will be based upon the Combined Companies Pro Rata Share of such Eligible Liquid Investments).
In addition to the limitations above contained in this clause (d), the aggregate value of the types of Combined Companies Investments permitted pursuant to clauses (d)(i) – (v) above shall not, in any case, exceed an amount equal to thirty-five percent (35.0%) of Total Asset Value;
(e)    other Investments by the Combined Companies (excluding Investments of the types described in clauses (a) through (d) of this Section 7.02, whether or not permitted under such clauses); provided, that notwithstanding the foregoing, in no event shall any Investment pursuant to clauses (b), (d) or (e) of this Section 7.02 be consummated if, (i) immediately before or immediately after giving effect thereto, a Default shall have occurred and be continuing or would result therefrom or (ii) the Combined Companies would not be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11.
7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness under the credit facilities hereunder) unless (a) no Default has occurred and is continuing immediately before and immediately after the incurrence of such Indebtedness, (b) immediately after giving effect to the incurrence of such Indebtedness, the Combined Companies shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11 and (c) with respect to any Combined Company that is not a Loan Party, if such Indebtedness is Recourse Debt, such Combined Company becomes a Guarantor hereunder to the extent required under Section 6.12.
7.04    Fundamental Changes; Dispositions. Merge, dissolve, liquidate, consolidate with or into another Person, make any Disposition or, in the case of any Subsidiary of a Loan Party, issue, sell or otherwise Dispose of any of such Subsidiary’s Equity Interests to any Person, unless:
(a)    no Default has occurred and is continuing immediately before and after such transaction;
(b)    immediately after giving effect thereto, the Combined Companies shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11;
(c)    the representations and warranties of the Borrower and each other Combined Company contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date thereof and immediately after giving effect thereto, except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) for purposes of this Section 7.04, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; and
(d)    in the event of any Disposition of a Qualified Unencumbered Property for which a Direct Owner or an Indirect Owner is a Guarantor hereunder or a Disposition of any such Direct Owner or Indirect Owner, the provisions of Section 10.19(a) shall be satisfied;
provided, that,
(A)    the Borrower may merge with any third party; provided that immediately following such merger, the Borrower shall be the continuing or surviving Person
(B)    any Subsidiary Guarantor may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more of the other Subsidiary Guarantors;
(C)    any Subsidiary Guarantor may merge with any third party; provided that (i) such merger is part of one or more transactions constituting an Investment permitted in accordance with the terms and conditions of this Agreement and (ii) immediately following such merger, the surviving entity remains or becomes, as applicable, a Subsidiary Guarantor; and
(D)    any Subsidiary Guarantor may merge with any other Person if (i) such merger is for the sole purpose of causing a change in the jurisdiction of organization of such Subsidiary Guarantor, (ii) the percentage share of the Borrower’s and CCIT II’s ownership, either directly or indirectly, of the Equity Interests of such Subsidiary Guarantor, in the aggregate, is not changed, (iii) the Person merged with the applicable Subsidiary Guarantor does not have any material liabilities, obligations or other Indebtedness or any material Contractual Obligations of any type and (iv) immediately following such merger, the surviving entity remains or becomes, as applicable, a Subsidiary Guarantor.
For the avoidance of doubt, if, as a result of any Disposition, any Project included in the pool of Qualified Unencumbered Properties hereunder no longer meets the definition of a “Qualified Unencumbered Property” or otherwise fails to satisfy the requirements for inclusion in the pool of Qualified Unencumbered Properties set forth herein, such Project will immediately upon such Disposition cease to be included in the pool of Qualified Unencumbered Properties.
7.05    Reserved.

7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so if an Event of Default has occurred and is continuing or would result therefrom, except that the following shall be permitted:
(a)    the Borrower and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;
(b)    each Subsidiary of the Borrower may declare and make Restricted Payments ratably to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and
(c)    if applicable, CCIT II may declare and pay pro rata dividends on its Equity Interests, or make pro rata distributions with respect thereto, in an amount for any fiscal year of CCIT II not to exceed such amount of funds required to be distributed to its equityholders in order for CCIT II to (x) maintain its REIT Status for U.S. federal and state income tax purposes and (y) avoid the payment of U.S. federal or state income or excise tax; provided, that no cash Restricted Payments will be permitted following acceleration of any amount owing under the Revolving Facility and/or the Term Facility or during the existence of an Event of Default arising under Section 8.01(f) or (g).
If at the time of declaration any Restricted Payment is permitted by this Section 7.06, the making of such Restricted Payment shall be deemed permitted.
7.07    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date, or any business substantially related, complementary, ancillary or incidental thereto.
7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than with any other Company), whether or not in the ordinary course of business, other than on terms substantially as favorable to the Borrower or a Subsidiary thereof as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to Investments and Restricted Payments expressly permitted hereunder.
7.09    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Combined Company to make Restricted Payments to the Borrower or any Subsidiary Guarantor, or to otherwise transfer any Qualified Unencumbered Property, or the right to receive any income therefrom or proceeds thereof, to the Borrower or any Guarantor, (b) any Subsidiary Guarantor or any other Combined Company to Guarantee any Obligations or (c) any Subsidiary Guarantor or any other Combined Company to create, incur, assume or suffer to exist Liens on (i) any Qualified Unencumbered Property or the right to receive any income therefrom or proceeds thereof, in each case, other than Permitted Property Encumbrances or (ii) any Equity Interest of any Subsidiary Guarantor or other Combined Company, or the right to receive any income therefrom or proceeds thereof, in each case, other than Permitted Equity Encumbrances; provided, however, that clause (a) above shall not prohibit customary limitations on Restricted Payments or Negative Pledges (A)

provided in favor of any holder of Secured Debt of a Subsidiary so long as (1) such Subsidiary is not a Subsidiary Guarantor or a Guarantor and (2) such Secured Debt is permitted under Section 7.03, and (B) contained in (1) any agreement in connection with a Disposition permitted by Section 7.04 (provided that such limitation shall only be effective against the assets or property that are the subject of such Disposition) or (2) the constituent documents of, or joint venture agreements or other similar agreements entered into in the ordinary course of business that are applicable solely to, an Investment Affiliate that does not own any Qualified Unencumbered Property.
7.10    Use of Proceeds.
(a)    Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
(b)    Request any Borrowing or Letter of Credit, and Borrower shall not use, and shall procure that its Affiliates and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions or Anti-Corruption Laws applicable to any party hereto.
7.11    Financial Covenants.
(a)    Net Leverage Ratio. Permit the Net Leverage Ratio, as of the end of any fiscal quarter of the Combined Companies (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than sixty percent (60%); provided, however, that for any one (1) period (but only one (1) period during the term of this Agreement) of up to two (2) consecutive fiscal quarters immediately following a Material Acquisition of which written notice has been provided to Administrative Agent, the Net Leverage Ratio may exceed 60% but may not exceed 65%.
(b)    Unsecured Debt to Unencumbered Asset Value Ratio. Permit the ratio of (i) Unsecured Debt to (ii) Unencumbered Asset Value, as of the end of any fiscal quarter of the Combined Companies (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than sixty percent (60%); provided, however, that for any one (1) period (but only one (1) period during the term of this Agreement) of up to two (2) consecutive fiscal quarters immediately following a Material Acquisition of which written notice has been provided to Administrative Agent, the ratio of Unsecured Debt to Unencumbered Asset Value may exceed 60% but may not exceed 65%.
(c)    Unsecured Debt Service Coverage Ratio. Permit the Unsecured Debt Service Coverage Ratio, as of the end of any fiscal quarter of the Combined Companies (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be equal to or less than 1.75 to 1.0.
(d)    Secured Debt Ratio. Permit the ratio of (i) Secured Debt owed by the Combined Companies to (ii) Total Asset Value, as of the end of any fiscal quarter of the Combined Companies (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than forty percent (40%).
(e)    Recourse Debt Ratio. Permit the amount of Secured Debt owed by the Combined Companies which is Recourse Debt, as of the end of any fiscal quarter of the Combined Companies (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof), to exceed fifteen percent (15%) of Total Asset Value.
(f)    Minimum Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Combined Companies (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be equal to or less than 1.50 to 1.0.
(g)    Minimum Consolidated Net Worth. Permit Consolidated Net Worth, as of the end of any fiscal quarter of the Combined Companies (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof), to be less than the Minimum Required Consolidated Net Worth then in effect.
(h)    Minimum Unencumbered Asset Value. Permit the Unencumbered Asset Value, as of the end of any fiscal quarter of the Combined Companies (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof), to be less than Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00).
(i)    Portfolio Debt Yield. Permit the Portfolio Debt Yield, as of the end of any fiscal quarter of the Combined Companies (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof), to be less than 10.24%.
7.12    Accounting Changes. Permit any of the Combined Companies to make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP or this Agreement, or (b) fiscal year.
7.13    Amendments of Organization Documents. At any time cause or permit any Combined Company’s Organization Documents to be modified, amended, amended and restated or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent and the Required Lenders, if such changes would adversely affect any Loan Party’s ability to repay the Obligations or to otherwise fulfill any of its obligations under any Loan Document to which it is a party.

7.14    Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws.
(a)    Directly or indirectly, engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable anti-money laundering law, regulation or other binding measure or violate these laws or engage in these actions.
(b)    Directly or indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Country that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.
(c)    Permit any of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement to constitute funds obtained from transactions in violation of any Anti-Corruption Laws or permit such payment to result in the violation of any Sanctions applicable to any party hereto.
(d)    Directly or indirectly use the proceeds of any Borrowing or Letter of Credit for any purpose which would breach any Anti-Corruption Laws.
7.15    Organizational Matters. Permit any Loan Party to amend, modify or change its operating agreement or partnership agreement (other than a change limited solely to add additional limited partners or authorize the issuance of additional units) or articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner that would reasonably be likely to adversely affect the rights of the Lenders in any material respect.
7.16    Ownership and Creation of Foreign Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, create, acquire or permit to exist any Foreign Subsidiaries.
ARTICLE VIII.     EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation (whether upon demand at maturity, by reason of acceleration or otherwise), or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Combined Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05 (with respect to the Borrower), 6.11, 6.12, 6.15 or Article VII; or
(c)    Other Defaults. Any Combined Company fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Combined Company herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be incorrect or misleading in any respect after giving effect to such qualification when made or deemed made; or
(e)    Cross-Default.
(i)    Any Combined Company (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Recourse Debt or Guarantee of Recourse Debt (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount, individually or in the aggregate with all other Indebtedness as to which such a failure exists, of more than the Threshold Amount for Recourse Debt, or (B) fails to observe or perform any other agreement or condition relating to any Recourse Debt or Guarantee of Recourse Debt having an aggregate outstanding principal amount, individually or in the aggregate with all other Indebtedness as to which such a failure exists, of more than the Threshold Amount for Recourse Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that clause (B) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sales or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid in full concurrently with the closing of such sale or transfer, (y) any Indebtedness that becomes due pursuant to customary prepayment or redemption provisions solely as a result of a voluntary sale or transfer of property or assets or a “change of control” and such Indebtedness is repaid in full concurrently with the closing of such sale, transfer or “change of control”, or (z) any Indebtedness that becomes due solely as a result of a refinancing thereof permitted by this Agreement and such indebtedness is refinanced in full; or

(ii)    Any Combined Company (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Non-Recourse Debt or Guarantee of Non-Recourse Debt having an aggregate outstanding principal amount, individually or in the aggregate with all other Indebtedness as to which such a failure exists, of more than the Threshold Amount for Non-Recourse Debt, or (B) fails to observe or perform any other agreement or condition relating to any Non- Recourse Debt or Guarantee of Non-Recourse Debt having an aggregate outstanding principal amount, individually or in the aggregate with all other Indebtedness as to which such a failure exists, of more than the Threshold Amount for Non-Recourse Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event results in the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) causing, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that clause (B) shall not apply to (x) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sales or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid in full concurrently with the closing of such sale or transfer, (y) any Indebtedness that becomes due pursuant to customary prepayment or redemption provisions solely as a result of a voluntary sale or transfer of property or assets or a “change of control” and such Indebtedness is repaid in full concurrently with the closing of such sale, transfer or “change of control”, or (z) any Indebtedness that becomes due solely as a result of a refinancing thereof permitted by this Agreement and such indebtedness is refinanced in full; or
(iii)    there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Combined Company is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Combined Company is an Affected Party (as so defined) and, in either event, the aggregate Swap Termination Values owed by any Combined Company as a result thereof is greater than $25,000,000.00 (other than in connection with a termination as a result of an asset sale or termination in the ordinary course of business so long as, in either case, such aggregate Swap Termination Values are paid at such termination).
(f)    Insolvency Proceedings, Etc. CCIT II, the Borrower, any other Guarantor that is a Significant Subsidiary or any other Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) CCIT II, the Borrower, any other Guarantor that is a Significant Subsidiary or any other Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party one or more judgments or orders for the payment of money or for an injunction or other non-monetary relief by any court or other tribunal and (i) such judgments or orders shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the aggregate amount of such judgments or orders exceeds $25,000,000 (or, if the Facility Amount has been increased to at least $750,000,000 pursuant to Section 2.13 above, the amount of such judgment or order exceeds $50,000,000) or more individually as to a Loan Party or in the aggregate amount of $50,000,000.00 as to all Loan Parties (excluding, in each case, amounts for which insurance coverage has been confirmed by the applicable carrier), or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Combined Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) any Combined Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Combined Company or any Affiliate of a Combined Company contests in any manner the validity or enforceability of any provision of any Loan Document; or any Combined Company denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable Laws;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Loan Party or a Subsidiary thereof under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligations of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After an exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid fees due hereunder and under the Fee Letter, Letter of Credit Fees and interest on the Loans, the L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Borrowings, and (ii) breakage, termination or other payments then owing under Lender Swap Agreements and Lender Cash Management Agreements, ratably among the Lenders, the applicable Hedge Banks and the applicable Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations (other than contingent obligations for which no claim has been made) have been paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Companies to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.
Notwithstanding the foregoing, Obligations arising under Lender Swap Agreements and Lender Cash Management Agreements shall be excluded from the application described above if the Administrative Agent has not received a Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank (except if such Hedge Bank or Cash Management Bank is the Administrative Agent or an Affiliate of the Administrative Agent), as the case may be. Each Hedge Bank or Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX.     ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints JPMC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender authorizes Administrative Agent to enter into the Loan Documents (other than this Agreement) on behalf of, and for the benefit of, the Lenders and to take all actions left to the discretion of the Administrative Agent herein and therein on behalf of, and for the benefit of, the

Lenders. Each Lender agrees that any action taken by Administrative Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and any action taken by Administrative Agent not requiring consent by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) shall be authorized by and binding upon all Lenders. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Combined Company shall have rights as a third party beneficiary of any of such provisions (other than Sections 9.06 and 9.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Combined Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Combined Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default, other than a Default in the payment of scheduled payments of principal and interest, unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or any L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vi) the financial condition of any Loan Party.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (y) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (z) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Applicable L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Applicable L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub- agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower so long as no Event of Default has occurred and is then continuing (such approval not to be withheld or delayed unreasonably), to appoint a successor, which shall be a commercial bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its respective Affiliates as a successor Administrative Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, subject to the approval of the Borrower so long as no Event of Default has occurred and is then continuing (such approval not to be withheld or delayed unreasonably), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender, a Disqualified Institution, or an Affiliate of any Defaulting Lender or Disqualified Institution. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(c) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Syndication Agents or Arrangers listed on the cover page hereof (or any other Arranger) shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Combined

Company, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Combined Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.08 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
9.10    Cash Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, each Lender (including in its capacity as a potential Cash Management Bank and potential Hedge Bank) and each L/C Issuer irrevocably authorizes the Administrative Agent, at its option and in its discretion to (a) release any Subsidiary Guarantor from its obligations under the Guaranty if required or permitted pursuant to Section 10.19 hereof, and (b) to release the Cash Collateral and any Lien thereon in accordance with the terms and conditions set forth in Section 2.14. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
9.11    Lender Swap Agreements and Lender Cash Management Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03 of this Agreement or the Guaranty by virtue of the provisions of this Agreement or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty) other than in its capacity as a Lender, an L/C Issuer or the Administrative Agent, as applicable, and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Cash Management Agreements and Lender Swap Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank (except if such Hedge Bank or Cash Management Bank is the Administrative Agent or an Affiliate of the Administrative Agent), as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Cash Management Agreements and Lender Swap Agreements in the case of a termination of this Agreement and the Revolving Facility.
9.12    Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with the Loan Documents for the benefit of all applicable Persons.
9.13    Approvals of Lenders. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such requested determination, consent or approval. The provisions of this Section 9.13 shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 10.01(a) through (j).
9.14    ERISA Representations.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, and each Arranger and each Syndication Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE X.     MISCELLANEOUS
10.01    Amendments, Etc. Subject to Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Combined Company therefrom, shall be effective unless in writing signed by the Required Lenders, the Borrower and any applicable Combined Company, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) the Administrative Agent and the Borrower may, without the consent of any Lender or any Guarantor then party hereto, amend this Agreement to add a Subsidiary as a “Guarantor” hereunder pursuant to a joinder agreement in substantially the form of Exhibit F, and (ii) notwithstanding the foregoing provisions of this Section 10.01 (including the first proviso above), no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided that any waiver with respect to any Fee Letter shall only require the consent of each Person that is a party thereto;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or Letter of Credit Fees at the Default Rate, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(e)    change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(f)    change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Revolving Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in the first paragraph of this Section 10.01), without the written consent of each Lender;
(g)    release the Borrower or CCIT II from its Obligations under the Loan Documents without the written consent of each Lender;
(h)    release all or substantially all of the value of the Guaranty without the written consent of each Lender, except as expressly provided in the Loan Documents;
(i)    change the definition of “Qualified Unencumbered Properties” with the written consent of each Lender; or
(j)    impose any greater restriction on the ability of any Lender under the Revolving Facility or the Term Facility to assign any of its rights or obligations hereunder without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the each L/C Issuer in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender in a disproportionately adverse manner relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) Administrative Agent, the Arranger and the Borrower may agree to add the name of any other Arranger, documentation agent or syndication agent to the cover page of this Agreement without the prior written notice to or consent of any Lender; (C) no amendment contemplated by, and subject to Section 2.13(e) shall require the consent of any Person other than the Borrower and the Lenders providing an increase in the aggregate Revolving Commitments or the Term Loan or any New Term Loan; and (D) the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document so long as such amendment, modification or supplement does not impose additional obligations on any Lender; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement.
10.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to a Combined Company, the Administrative Agent or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Companies).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or a Combined Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Combined Company, any Lender , any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Combined Company’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet. In addition, in no event shall any Agent Party have any liability to any Combined Company, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Loan Parties, the Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent and each L/C Issuer from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to one or more of the Borrower and its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall jointly and severally indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay, or cause to be paid, (i) all reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates (including but not limited to (a) the reasonable and documented fees, charges and disbursements of one outside legal counsel for the Administrative Agent and, if reasonably deemed necessary by the Administrative Agent or Arranger, one local counsel retained in any material jurisdiction and (b) due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out of pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender and any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, (and will reimburse each Indemnitee as the same are incurred for) any and all losses, claims, damages, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one outside counsel for the Administrative Agent and one outside counsel for the other Indemnitees, unless such other Indemnitees cannot be represented by one outside counsel due to actual or asserted conflicts of interest, in which case the other Indemnitees shall be indemnified from and against and reimbursed for the reasonable and documented fees, disbursements and other charges of such number of other counsel as are necessary in light of such conflicts of interests), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by any Combined Company, or any Environmental Liability related to any Combined Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Combined Company or any of such Combined Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a dispute solely among Indemnitees and not involving any act or omission of the Borrower or any of its Affiliates (other than, with respect to the Administrative Agent, the Arranger or any other agent or arranger under this Agreement, any dispute involving such Person in its capacity or in fulfilling its role as such). It is understood and agreed that the Administrative Agent may determine, in its discretion, the one counsel for all other Indemnitees referenced in this subsection (b); provided, however, that upon the written request of the Required Lenders (subject to the proviso in Section 9.03(b)), the Administrative Agent shall, pursuant to such written request, engage a different counsel to serve as the one counsel for all Indemnitees referenced in this subsection (b). Without limiting the provisions of Section 3.01(d), this Section 10.04(b) shall not apply with respect to Taxes covered by Section 3.01, other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under Section 10.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arranger, any Applicable L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arranger, each Applicable L/C Issuer or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Arranger, any Applicable L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Applicable L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Combined Company shall assert, and each Combined Company hereto hereby waives and acknowledges that no other Person shall have, any claim against any Indemnitee, in each case on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such

Indemnitee) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)    Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Revolving Facility, the Term Facility and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount received by such Lender or such L/C Issuer, as applicable, and so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Combined Company may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted such assignment or transfer without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it under the Revolving Facility and the Term Facility or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the applicable Loans (and participations in Letters of Credit) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned. Notwithstanding the foregoing or anything to the contrary set forth herein, each assignment by a Lender hereunder shall include all or a portion of such Lender’s outstanding Loans and its unused Commitments on a pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, or an Affiliate or Approved Fund of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if an assignment is to a Person that is not a Lender or an Affiliate or Approved Fund of a Lender; and
(C)    the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent, (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) payable by the assignor; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Combined Company or any Combined Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a Disqualified Institution (provided that such restriction in this clause (C) shall not apply if an Event of Default pursuant to Sections 8.01(a), 8.01(f) or 8.01(k) hereto exists) or (D) to a natural person. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Institutions or for any assignment of any Loan or Commitment or any other rights of a Lender hereunder or for the sale of any participation, in either case, to a Disqualified Institution.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the

Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a substitute Note to (i) the assignee Lender and/or (ii) in the case of a partial assignment by a Lender of its rights or obligations under this Agreement, the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) (other than a purported assignment or transfer to a Disqualified Institution) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 10.06(b) and any written consent to such assignment required by this Section 10.06(b), Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to any provision of this Agreement, including without limitation Sections 2.02(b) or 2.11(d), Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any other Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Disqualified Institution, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the other Loan Parties, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and provided further that any Lender may sell participations to a Disqualified Institution at any time during the existence of an Event of Default pursuant to Sections 8.01(a), 8.01(f) or 8.01(k) hereto. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) provided that the Participant shall be subject to the requirements and limitations therein as though it were a Lender (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103- 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein:
(i)    if at any time any L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer shall, upon thirty (30) calendar days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder with the consent of such successor L/C Issuer; provided, however, no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer as an L/C Issuer.
(ii)    any L/C Issuer may resign upon thirty (30) calendar day notice to the Borrower and the other Lenders, provided, however if any resigning L/C Issuer remains as a Revolving Lender or a Term Lender, then its resignation shall not be effective until a successor L/C Issuer is appointed by the Borrower from among the Revolving Lenders and the agreement of such appointment by such successor L/C Issuer.
If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the resigning L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such disclosure is in connection with such disclosing Person acting as Administrative Agent or Lender), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the disclosing party agrees, to the extent practicable and permitted by applicable law, to notify the Borrower promptly prior to such disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (in each case, other than any Disqualified Institution unless such Disqualified Institution has or may become an assignee of or Participant in its rights and obligations under this Agreement at a time it was or is permitted to do so under the terms of this Agreement) or any Eligible Assignee invited to be a Lender pursuant to Section 10.01 or (ii) any actual or prospective party (or its Related Parties) (in each case, other than any Disqualified Institution unless such Disqualified Institution has or may become such a party at a time it was or is permitted to do so under the terms of this Agreement) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, except that no such agreement shall be required in connection with the disclosure to any such Person of the names of the Disqualified Institutions or the tax identification numbers of the Loan Parties posted on the Platform, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (y) becomes publicly available other than as a result of a breach of this Section 10.07 or (z) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or another Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Revolving Facility and the Term Facility. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary thereof relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non- public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, any such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such L/C Issuer or such Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (y) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (z) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Applicable L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid (or cause the fee to be paid) to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if any Note has been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.14. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, amendment and restatement, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower, each of the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each of the Lenders and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any Lender or any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests to the Borrower, the other Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Lender or any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, amendments and restatements or other modifications, Borrowing Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
10.18    USA PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
10.19    Releases of Guarantors.
(a)    At the request of the Borrower, the Administrative Agent may (x) release any Guarantor Subsidiary from its obligations under the Guaranty to the extent not already released, or (y) re-designate any Qualified Unencumbered Property such that it is no longer in the pool of Qualified Unencumbered Property, subject to satisfaction of the following conditions:
(i)    the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release or re-designation (or such shorter period of time as agreed to by the Administrative Agent in writing), a written request for such release or re-designation (a “Release Notice”) (which notice shall identify the Subsidiary Guarantor or Qualified Unencumbered Property, as applicable, to which it applies, the proposed date of the release or re-designation, as applicable, and specify, in the case of a release of a Subsidiary Guarantor from its obligations under the Guaranty, whether the Subsidiary Guarantor to which such notice relates will be a borrower or guarantor of, or otherwise obligated in respect of, any Recourse Debt after giving effect to the requested release),
(ii)    the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the effective date of such release or re-designation and, both before and after giving effect to such release or re-designation, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (A)) after giving effect to such qualification and (C) for purposes of this Section 10.19(a), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01,
(iii)    immediately after giving effect to such release or re-designation, the Combined Companies shall be in compliance, on a Pro Forma Basis, with the provisions of Section 7.11,
(iv)    no Default shall have occurred and be continuing (unless such Default relates solely to, as applicable, (A) a Qualified Unencumbered Property owned or leased, directly or indirectly, by such Subsidiary Guarantor that the Borrower proposes to release from its obligations under the Guaranty or (B) such Qualified Unencumbered Property that the Borrower proposes to re-designate as not Qualified Unencumbered Property) or would result under any other provision of this Agreement after giving effect to such release or re-designation (including as a result of the failure to satisfy the requirements of Section 7.11(h)), and
(v)    the Borrower shall have delivered to the Administrative Agent an officer’s certificate signed by a Responsible Officer of the Borrower certifying that the conditions in clauses (ii) through (iv) above have been satisfied.
For the avoidance of doubt, if a Subsidiary Guarantor is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness for borrowed money (other than in the case of an Indirect Owner, unsecured Guarantees of Non-Recourse Debt of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Recourse Exceptions) at the time that it is released from its obligations under the Guaranty, each Qualified Unencumbered Property that is owned or ground leased directly or indirectly by such Subsidiary Guarantor that is the subject of a release pursuant to this Section 10.19(a) will immediately upon such release cease to be included in the pool of Qualified Unencumbered Properties.
The Administrative Agent will (at the sole cost of the Borrower) following receipt of such Release Notice and an officer’s certificate signed by a Responsible Officer of the Borrower, and each of the Lenders irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Borrower or such Subsidiary Guarantor may reasonably request as is necessary or desirable to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty or the re-designation of such Project to no longer be a Qualified Unencumbered Property, as applicable, which documents shall be reasonably satisfactory to the Administrative Agent.
(b)    The Administrative Agent shall promptly notify the Lenders of any such release hereunder, and this Agreement and each other Loan Document shall be deemed amended to delete the name of any Subsidiary Guarantor released pursuant to this Section 10.19.
10.20    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Lender Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLE CORPORATE INCOME OPERATING PARTNERSHIP II, LP,
a Delaware limited partnership
By: Cole Office & Industrial REIT (CCIT II) Inc.,
   a Maryland corporation,
   its General Partner
   By: /s/ Nathan D. DeBacker
   Name: Nathan D. DeBacker
   Title: Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent By: /s/ Elizabeth R. Johnson Name: Elizabeth R. Johnson Title: Executive Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., a national banking association, as Lender and L/C Issuer By: /s/ Elizabeth R. Johnson Name: Elizabeth R. Johnson Title: Executive Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Lender and L/C Issuer By: /s/ Nai Saefong Name: Nai Saefong Title: Vice President

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Lender By: /s/ Wayne H. Choi Name: Wayne H. Choi Title: Senior Vice President

[Signature Page to Credit Agreement]

COMERICA BANK, as Lender By: /s/ Casey L. Stevenson Name: Casey L. Stevenson Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender By: /s/ Dennis Kwan Name: Dennis Kwan Title: Senior Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Lender By: /s/ Jason Lamport Name: Jason Lamport Title: Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as Lender By: /s/ Michael P. Perillo Name: Michael P. Perillo Title: Director

[Signature Page to Credit Agreement]

TRUIST BANK, as Lender By: /s/ Alexander Rownd Name: Alexander Rownd Title: Vice President

[Signature Page to Credit Agreement]